UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2007 (January 10, 2007)

SunPower Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51593	94-3008969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3939 North First Street, San Jose, California 95134

(Address, Including Zip Code, of Principal Executive Offices)

(408) 240-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On January 17, 2007, SunPower Corporation (“SunPower” or the “Company”) filed a current report on Form 8-K (the “Form 8-K”) to announce the completion of the previously announced merger transaction (the “Merger”) involving the Company, Pluto Acquisition Company LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and PowerLight Corporation, a California corporation (“PowerLight”) on January 10, 2007. This Amendment No. 1 to the Form 8-K is being filed to provide certain updated information with respect to the Company, including additional information with respect to the PowerLight business, and to provide the financial information required under Item 9.01 of Form 8-K.

Section 8 – Other Events

Item 8.01. Other Events.

As a result of the completion of the Merger, PowerLight became a wholly owned subsidiary of SunPower. SunPower currently expects to operate PowerLight as a stand-alone business unit, and it will retain its own facilities and management team within the overall SunPower reporting structure.

The PowerLight Business

Company Overview

PowerLight is a leading global provider of large-scale solar power systems. PowerLight designs, assembles, markets and sells solar electric power system technology that integrates solar cells and solar panels from SunPower and other suppliers to convert sunlight to electricity compatible with the utility network. PowerLight also provides solar power systems to end customers on a turn-key whole-solution basis by developing, engineering, procuring permits and equipment for, managing construction of, offering access to financing for, and providing monitoring, operations and maintenance services for large-scale roof-mounted and ground-mounted solar power applications. PowerLight’s customers include industrial, commercial and public sector entities, investors, utilities and production home builders. PowerLight’s solar power systems generate electricity over a system design life typically exceeding 25 years. PowerLight’s solar systems are principally designed to be used in large-scale applications exceeding 300 kilowatts, including the development of solar production home communities. PowerLight has completed or is in the process of completing over 300 projects worldwide, rated in aggregate at over 100 megawatts peak capacity for PowerLight customers in North America, Europe and Asia. In the U.S., PowerLight typically sells solar systems rated up to one megawatt of capacity to provide a supplemental, distributed source of electricity for a customer’s facility. In Europe and South Korea, PowerLight’s products and systems are often purchased by third-party investors as central station solar power plants, typically rated from one to 20 megawatts, which generate electricity for sale under tariff to regional and public utilities.

PowerLight designs and engineers complete solar power systems that combine its roof-mounted or ground-mounted products with electrical inverters and other standard components that connect to the customer’s existing electrical system or directly to the utility network. PowerLight solar system technology integrates solar cells and solar panels manufactured by SunPower and other suppliers, such as ErSol Solar Energy AG, Evergreen Solar, Inc., JingAo Solar Company, Ltd.,

Mitsui Comtek Corp., a distributor for Sanyo Electronics Co., Ltd., or Sanyo, and SunTech Power Co., Ltd., Q-Cells Aktiengesellschaft, Schott Solar, Inc., Sharp Electronics Corporation and Sharp Electronics (Europe) GmbH, which support their products with long-term manufacturing warranties of up to 25 years. PowerLight has contracted with some of these suppliers for multi-year supply agreements.

PowerLight’s diversified customer base includes industrial, commercial and governmental organizations as well as production home builders. In the U.S., it has completed, or is in the process of completing, projects for Chevron Corporation, FedEx Corporation, Johnson & Johnson, Lowe’s Corporation, Microsoft Corporation, Target Corporation, Toyota Motor Company, the U.S. Navy, the U.S. Postal Service, a wide variety of state and local government agencies and districts and production home builders including Lennar, Premier Homes, Centex, Grupe, William Lyon, Standard Pacific, Castle and Cook, and Shea.

There are several public policy considerations that have a significant impact on PowerLight’s business. Substantially all of these considerations are similar to those faced by SunPower and which are described in SunPower’s SEC filings from time to time.

PowerLight’s Products

PowerLight’s solar electric power system technology integrates solar cells and solar panels to convert sunlight to electricity. PowerLight’s systems are principally designed to be used in large-scale utility, commercial, public sector and production home applications.

PowerGuard® Roof System.

PowerLight’s PowerGuard® Roof System is a roof-mounted solar panel mounting system that delivers reliable, clean electricity while insulating and protecting the roof. PowerGuard® is a proprietary, pre-engineered solar power roofing tile system. Each PowerGuard® tile consists of a solar laminate, lightweight cement substrate and styrofoam base. Designed for quick and easy installation, PowerGuard® tiles fit together with interlocking tongue-and-groove side surfaces that enable the system to resist wind uplift without the need to secure the system to the building by penetrating the roof covering or membrane. In addition to generating electricity, PowerGuard® roof systems also insulate and protect the roof membrane from ultraviolet rays and thermal degradation. This saves both heating and cooling energy expenses and extends the roof life. The PowerGuard® roof system has been tested and certified by Underwriters Laboratories, or UL, and has received a UL Class B fire rating which PowerLight believes facilitates obtaining building permits and inspector approvals.

PowerLight’s PowerGuard® system resists wind uplift without compromising the rooftop’s structural integrity. In comparison, conventional solar power systems typically penetrate the roof or require additional weight for stability. Systems that require drilling many holes into rooftops to install and secure solar panels may compromise the integrity of the roof and reduce its life span. To avoid drilling holes, certain other conventional systems add weight for stability against wind and weather, which may exceed weight limits for some commercial buildings’ roofs.

PowerGuard® tiles typically weigh approximately four pounds per square foot, which is supported by most commercial rooftops. PowerLight’s technology integrates this lightweight construction with a patented pressure equalizing design that has been tested to withstand winds of up to 140 mph. PowerGuard® roof systems have been installed in a broad range of climates, including California, Chicago, Hawaii, Boston, Massachusetts, Nevada, New Jersey, New York, Canada and Switzerland and a wide variety of building types, from rural single story warehouses to urban high rise structures.

PowerTilt™ Solar Power System.

PowerLight’s PowerTilt™ System features pre-engineered solar panels that tilt at a 10-degree angle to generate up to 10% more annual energy output than traditional flat roof-mounted systems depending on geographic location and local climate conditions. PowerTilt™’s non-penetrating panels interlock for secure, rapid installation on rooftops without compromising the structural integrity of the roof.

Similar to PowerLight’s PowerGuard® product, PowerTilt™ is lightweight, weighing less than four pounds per square foot, and is installed without penetrating the roof surface. Sloped side and rear wind deflectors improve wind performance, allowing PowerTilt™ arrays to withstand winds up to 120 miles per hour.

Whereas PowerGuard® performance is optimized in constrained rooftop environments where it contributes to maximum power density, PowerTilt™ performance is optimized for larger roofs with less space constraints as well as underutilized tracks of land, such as ground reservoirs.

SunTile®—Roof Integrated System for Residential Market.

SunTile® is a highly efficient solar power shingle roofing system utilizing SunPower’s A-300 solar cell technology that is designed to integrate with conventional residential roofing materials. SunTile® solar shingles are designed to replace multiple types of roof panels, including the most common concrete flat, low and high profile “S” tile and composition shingles. PowerLight believes that SunTile® is less visible on a roof than conventional solar technology because the solar panel is integrated directly into the roofing material instead of mounted onto the roof. SunTile® has a UL-listed Class A fire rating, which is the highest level of fire rating provided by Underwriters Laboratories Inc. SunTile® is designed to be incorporated by production home builders into the construction of their new homes communities.

Ground Mounted PowerTracker® Systems.

PowerLight offers several types of ground-mounted solar power systems using its PowerTracker® technology. PowerTracker® is a single-axis tracking system that automatically pivots solar panels to track the sun’s movement throughout the day. We believe this tracking feature increases the amount of sunlight that is captured and converted into energy by up to 35% over flat or fixed-tilt systems depending on geographic location and local climate conditions. A single motor and drive mechanism can control 10 to 20 rows or 200+ kilowatts of solar panels. The multi-row feature represents a cost advantage for PowerLight’s customers over dual axis tracking systems, as such systems require more motors, drives, land, and power to operate per kilowatt capacity. The PowerTracker® system can be assembled onsite, and is easily scalable. PowerLight has installed ground-mounted systems integrating PowerTracker® in a wide range of geographical markets including Arizona, California, Hawaii, Nevada, New Jersey, Germany, Portugal, Spain and South Korea.

Fixed Tilt and PowerTracker® Systems for Parking Structures.

PowerLight has developed and patented several designs for solar power systems for parking structures in multiple configurations. These dual use systems typically incorporate solar panels into the roof of a carport or similar structure to deliver onsite solar power while providing shade and protection. Aesthetic, standardized and scalable, they are well suited for parking lots adjacent to facilities. In addition, PowerLight has incorporated its PowerTracker® technology into certain of its systems for elevated parking structures to provide a differentiated product offering to its customers. PowerLight has completed complex parking structure-based systems for clients such as the U.S. Navy, the U.S. Postal Service and Johnson & Johnson.

Other System Offerings.

PowerLight has other products that leverage its core systems. For example, its metal roof system is designed for sloped-metal roof buildings, which are used in some winery and warehouse applications. This solar power system is designed for rapid installation, and complements PowerLight’s PowerGuard® and PowerTilt™. PowerLight also offers other architectural products such as day lighting with translucent solar panels.

PowerLight’s Client Services

PowerLight provides its customers and partners with a variety of services, including system design, financial consulting and analysis, construction management and maintenance and monitoring.

System Design.

PowerLight designs solar power systems taking into account the customer’s location, site conditions and energy needs. During the preliminary design phase, PowerLight conducts a site audit and building assessment for onsite generation feasibility and identifies energy efficiency savings opportunities. PowerLight models the performance of a proposed system design taking into account variables such as local weather patterns, utility rates and other relevant factors at the customer’s location. PowerLight also identifies necessary permits and design its systems to comply with applicable building codes and other regulations.

Financial Consulting and Analysis.

PowerLight offers financial consulting services to its customers using various financing vehicles and government programs. PowerLight assists its customers in developing funding strategies for solar power projects depending on a customer’s size, cash flow and tax status. PowerLight has partnered with financial companies and organizations such as Deutsche Structured Finance GmbH, GE Commercial Finance and MuniMae, which provide project development financing and bonding for its customers. To date, PowerLight has successfully arranged financing for clients ranging from simple loans and tax-advantaged operating leases to long-term, multi-party power purchase agreements.

Construction Management.

PowerLight offers general contracting services and employs project managers to oversee all aspects of system installation, including securing necessary permits and approvals. Subcontractors, typically electricians and roofers, usually provide the construction labor, tools and heavy equipment for solar system installation. PowerLight has developed relationships with subcontractors in many target markets, and requires subcontractors to be licensed, carry appropriate insurance and adhere to the local labor and payroll requirements. PowerLight’s construction management services include system testing, commissioning and management of utility network interconnection.

Maintenance and Monitoring.

PowerLight also offers post-installation services in support of its solar power systems, including:

•	Operations and Maintenance: PowerLight’s systems have a design life in excess of 25 years. PowerLight typically provides its customers with a one, two or five-year parts and workmanship system warranty, after which the customer may extend the period covered by PowerLight’s warranty for an additional fee. PowerLight also passes through to customers long-term warranties from the original equipment manufacturers of certain system components. Warranties of 20-25 years from solar panels suppliers are standard, while inverters typically carry a 2-5 year warranty. PowerLight offers its customers a series of maintenance services ranging from its Standard Service level to its Plus Service level. Standard Service includes continuous remote monitoring of system performance and 72-hour on-site response to any system problem through a qualified local service technician. Plus Service includes annual preventive maintenance as well as certain forms of system testing.

•	Monitoring: PowerLight has developed its proprietary PowerLight Data Acquisition System, or DAS, to monitor system performance used in most of the systems it installs. The DAS continuously scans the performance of the system and local weather data and stores average data for the past 15 minutes in a data logger. An automated daily algorithm determines if systems are performing per specification, and an automated report is generated for PowerLight’s customer service department, allowing for proactive performance diagnostics and maintenance. Customers can access historical daily or real-time system performance data through PowerLight’s customer website www.mypowerlight.com. PowerLight’s customers often choose to install electronic kiosks for flat-panel displays to track performance information at their facility. PowerLight believes these displays enhance its brand and educate the public and prospective customers about solar power.

Energy Efficiency Consulting and Related Services

In addition to PowerLight’s solar power systems, PowerLight provides related PowerLight Energy Efficiency services which increase the total return on investment through an integrated, seamless solution. PowerLight provides custom solar power generation and demand side management solutions to minimize facility energy use and demand, improve building operation controls and increase the comfort level of building occupants. Its experienced personnel have completed projects that include:

•	Heating, ventilation and air conditioning upgrades: reduces energy use, facilitates building operations and improves the comfort level of inhabitants.

•	Variable frequency drives: reduces energy use by controlling motors installed on pumps, fans, compressors, chillers and boilers to optimize motor performance and reduce load.

•	Lighting efficiency services: reduces energy use by determining the optimal mix of energy efficient lighting though comprehensive assessment of light levels, spectrum and energy consumption.

•	Energy management systems: minimizes costs by balancing energy consumption and supply; achieves energy savings through equipment scheduling, automated controls/alarms and performance monitoring.

•	Building retro commissioning: offers a building “tune-up” to ensure optimal performance, specifically focusing on equipment scheduling and diagnostics, sequence of operations and control set points.

Customers and Projects

PowerLight has completed or is in the process of completing over 300 projects of increasing size, with the majority of its recent projects having generating capacities rated in excess of 300 kilowatts. PowerLight’s customers include industrial, commercial and public sector entities, investors, utilities and production home builders. In June 2004, PowerLight completed the installation of a series of such systems in Germany that together represented the largest installed solar power project in the world, rated at over ten megawatts. In June 2006, PowerLight commenced groundbreaking in Serpa, Portugal on an 11 megawatt project on a single site that is expected to be completed in early 2007. For fiscal 2005, approximately half of PowerLight’s U.S. revenue was derived from public sector customers and the other half from the private sector.

In fiscal 2005, installations in Germany, California and New Jersey accounted for 14%, 60% and 15% of PowerLight’s revenues, respectively. PowerLight’s customers in the U.S. typically purchase systems rated up to one megawatt to provide electricity for a single facility, and up to three megawatts for multiple facilities. PowerLight has developed long-standing relationships with many of its customers. In 2005, an estimated 17% of PowerLight’s revenues came from existing customers.

Sales and Marketing

In addition to its direct sales force, PowerLight has sales affiliates in the U.S., Europe and Korea. PowerLight also partners with certain value-added resellers, or VARs, and in Europe, site rights providers. Its VARs include Atersa, S.A., Elecnor, S.A., Chevron Energy and Solar Design Associates. In 2005, approximately 83% of its revenues were derived through PowerLight’s direct sales force and sales affiliates, with the remainder from VARs. PowerLight provides warranty coverage on systems it sells through PowerLight’s direct sales force, sales affiliates and VARs. To the extent PowerLight sells through VARs, it may provide system design and support services while the VARs are responsible for construction, maintenance and service.

Research and Development

PowerLight has selectively pursued contract research, product development and market development programs funded by various agencies of the U.S. federal and state governments to complement and enhance its own resources. These contracts are generally cost-shared between the funding agency and PowerLight. The contracts normally expire between six months and three years from their initiation. Funding from government grants is recorded as an offset to its research and development expenses.

From January 1, 2003 to September 30, 2006, PowerLight has received an aggregate of $5.8 million in research and development funding to further develop its technology. These and other research contracts it has obtained generally provide for development or improvement of solar power products or energy efficiency solutions. In general, under these grants, PowerLight retains ownership rights to any intellectual property and technological developments resulting from the government funding, although the granting agencies usually retain “march-in” rights. March-in rights refer to the right of the U.S. government or government agency to require PowerLight to grant a license to the developed technology or products to a responsible applicant or, if PowerLight refuses, the government may grant the license itself. The government can exercise its march-in rights if it determines that action is necessary because it fails to achieve practical application of the technology or because action is necessary to alleviate health or safety needs, to meet requirements of U.S. federal regulations or to give the U.S. industry preference. Government contracts also usually require the submission by PowerLight of technical progress reports, most of which may become publicly available.

Intellectual Property

As of September 30, 2006, including the U.S. and foreign countries, PowerLight had a total 61 issued patents and 44 pending patent applications. Pending patent applications or any future patent application may or may not result in a patent being issued with the scope of the claims PowerLight seeks, and issued patents may be challenged, invalidated or declared unenforceable. PowerLight intends to continue to seek patent protection for those aspects of its technology, designs, and methodologies and processes that it believes provide significant competitive advantages. PowerLight’s material patents primarily relate to PowerGuard®, PowerTilt™ and PowerTracker®.

PowerLight holds registered trademarks for PowerLight®, PowerGuard®, PowerTracker® and SunTile® in the U.S., registered trademarks for PowerLight® and PowerGuard® in Europe, and pending trademark applications for PowerTilt™ in the U.S. It has not registered, and may not be able to register, these trademarks elsewhere.

PowerLight relies on a combination of copyright, trade secret, trademark and contractual protection to establish and protect its proprietary rights in technologies, designs, methodologies and processes that are not protected by patents. It also typically enters into confidentiality agreements with its employees and consultants. Its policy is to require its customers and partners to enter into confidentiality agreements before it discloses any sensitive aspects of its technology, designs or business plans.

PowerLight’s precautions may not prevent misappropriation or infringement of its intellectual property. Third parties could infringe or misappropriate PowerLight’s patents, copyrights, trademarks, trade secrets and other proprietary rights. Its failure or inability to adequately protect its intellectual property could materially harm its business.

License Agreements Related to PowerTracker®.

In September 2002, PowerLight entered into a Technology Assignment and Services Agreement and other ancillary agreements with Jefferson Shingleton and MaxTracker Services, LLC, a New York limited liability company controlled by Mr. Shingleton. These agreements form the basis for PowerLight’s intellectual property rights in PowerLight’s PowerTracker® products. Under such agreements, as later amended, Mr. Shingleton assigned to PowerLight his MaxTracker™, MaxRack™, MaxRack Ballast™ and MaxClip™ products and all related intellectual property rights. Mr. Shingleton is also obligated to provide consulting services to PowerLight related to such technology until December 31, 2012 and is required to assign to PowerLight any enhancements he makes to the technology while providing such consulting services. Mr. Shingleton retains a first security interest in the patents and patent applications assigned until the earlier of the expiration of the patents, full payment by PowerLight to Mr. Shingleton of all of the royalty obligations under the Technology Assignment and Services Agreement, or the termination of the Technology Assignment and Services Agreement. In the event of PowerLight’s default under the Technology Assignment and Services Agreement, MaxTracker Services and Mr. Shingleton may terminate the agreements and the related assignments and cause the intellectual property rights assigned to PowerLight to be returned to Mr. Shingleton or MaxTracker Services, including patents related to PowerTracker®. In addition, upon such termination, PowerLight must grant Mr. Shingleton a perpetual, non-exclusive, royalty-free right and license to use, sell and otherwise exploit throughout the world any intellectual property MaxTracker Services or Mr. Shingleton developed during the provision of consulting services to PowerLight. Events of default by PowerLight which could enable Mr. Shingleton or MaxTracker Services to terminate the agreements and the related assignments and cause the intellectual rights assigned to PowerLight to be returned to Mr. Shingleton or MaxTracker Services include the following:

•	If PowerLight files a petition in bankruptcy or equivalent order or petition under the laws of any jurisdiction;

•	If a petition in bankruptcy or equivalent order or petition under the laws of any jurisdiction is filed against PowerLight which is not dismissed within 60 days of such filing;

•	If PowerLight’s assets are assigned for the benefit of creditors;

•	If PowerLight voluntarily or involuntarily dissolves;

•	If PowerLight fails to pay any amount due under the agreements when due and it does not remedy such failure to pay within 10 days of written notice of such failure to pay; or

•	If PowerLight defaults in the performance of any of its material obligations under the agreements when required (other than payment of amounts due under the agreements), and such failure is not remedied within 30 days of written notice to it of such default from Mr. Shingleton or MaxTracker Services. However, if such a default can reasonably be cured after the 30-day period, and PowerLight commences cure of such default within 30-day period and diligently prosecute that cure to completion, such default does not trigger a termination right unless and until PowerLight cease commercially reasonable efforts to cure such default.

In connection with the agreements, PowerLight is obligated to pay Mr. Shingleton royalties on certain products sold by PowerLight until 2012. If PowerLight sublicenses the acquired technology to a third party, it must pay Mr. Shingleton a percentage of any license fees it receives prior to January 1, 2013 and, if in connection with such third party license it receives any royalty fees from the third party licensee, PowerLight must pay Mr. Shingleton the royalty that would have been due had it made such sale directly rather than by such third-party licensee. PowerLight is obligated to make certain minimum royalty and consulting fee payments to Mr. Shingleton each year from 2005 to 2012. In connection with his provision of consulting services, PowerLight also granted Mr. Shingleton an option to acquire shares of PowerLight common stock.

Product Assembly

PowerLight does not manufacture or develop the individual solar cells or solar panels it uses in its systems. Instead, it buys these materials from third-party solar cell and solar panel suppliers. PowerLight sources the balance of system components based on quality, performance and cost considerations. “Balance of system components” are in the components of a solar power system other than the solar panels, including mounting structures, tracking devices, inverters, charge controllers, grid interconnection equipment, and other devices depending upon the specific requirements of a particular system and project. PowerLight generally assembles proprietary components, such as cementitious coatings and certain adhesive applications, while it purchases generally available components from third-party suppliers.

PowerLight assembles certain of its products, such as its PowerGuard® and SunTile® products, at its assembly plant prior to shipment to the project location. Other products such as its PowerTracker® and PowerTilt™ systems are field assembled with components shipped directly from suppliers. PowerLight currently has the capacity to produce up to an aggregate of 20 megawatts of its PowerGuard® and SunTile® products per year, depending on product mix, in its Berkeley, California assembly plant. From time to time PowerLight supplements the capacity of its Berkeley facility by using third-party contractors.

Supplier Relationships

Crystalline silicon is the leading commercial material for solar cells and is used in several forms, including single-crystalline, or monocrystalline silicon, multicrystalline, or polycrystalline silicon, ribbon and sheet silicon and thin-layer silicon. There is currently an industry-wide shortage of polysilicon, an essential raw material in the production of silicon solar cells. PowerLight believes that this shortage will continue through 2007, or potentially for a longer period. The prices that PowerLight pays for solar cells and solar panels have increased recently, and PowerLight expects prices to remain elevated near or above current levels at least through 2007.

PowerLight is able to utilize solar panels from various manufacturers depending on power, performance and cost requirements. It views solar cell and panel manufacturers as partners rather than competitors and has historically partnered, and intends to continue to partner, with suppliers that offer the most advanced solar panel technologies and the highest quality products, including SunPower, ErSol Solar Energy AG, Evergreen Solar, Inc., JingAo Solar Company, Ltd., Mitsui Comtek Corp., a distributor for Sanyo Electronics Co., Ltd., or Sanyo, and SunTech Power Co., Ltd., Q-Cells Aktiengesellschaft, Schott Solar, Inc., Sharp Electronics Corporation and Sharp Electronics (Europe) GmbH.

PowerLight purchases solar panels and balance of system components on both a contracted and a purchase order basis. PowerLight has contracted with some of its suppliers for multi-year supply agreements. Under such agreements, PowerLight has annual minimum purchase obligations. Many of these agreements include liquidated damages if either party fails to perform. To date, PowerLight has not experienced supply disruptions under any of these multi-year supply agreements.

For suppliers operating under purchase orders, PowerLight typically presents non-binding forecasts of its annual or quarterly solar panel needs to its suppliers and then periodically issues purchase orders for specific projects. These suppliers are generally under no legal obligation to supply solar panels or other components or raw materials to PowerLight until they have accepted its purchase orders. PowerLight has experienced situations in which pricing terms and quantity commitments under accepted purchase orders were not honored as a result of the polysilicon shortage.

SunPower directly competes with PowerLight’s other suppliers of solar cells and panels. As a result, the Merger could cause certain solar cell and panel suppliers to reduce or terminate their business relationship with PowerLight. PowerLight believes it has historically had good relationships with most suppliers but expects that reductions or terminations could occur at some level. Any such reaction could adversely affect its ability to meet customer demand for its solar power systems, and materially adversely affect its results of operation and financial condition. SunPower has agreed to use commercially reasonable efforts to replace any lost solar cells or panels with its own inventory to mitigate the impact on the PowerLight business. However, such replacements may not be sufficient to fully address solar supply short falls experienced by the PowerLight business, and in any event would negatively impact SunPower’s earnings and revenues.

Competition

PowerLight’s solar products and services compete against other distributed generation technologies such as micro-turbines, sterling engines and fuel cells. We believe solar power has certain advantages when compared to these other power generating technologies. We believe solar power offers a stable power price compared to utility network power, which typically increases as fossil fuel prices increase. In addition, solar power systems are deployed in many sizes and configurations and do not produce air, water and noise emissions. Most other distributed generation technologies create environmental impacts of some sort. The high up-front cost of solar relative to utility network power, however, is the primary market barrier for on-grid applications.

The solar power market is intensely competitive and rapidly evolving. In the large-scale, on-grid solar power systems market, PowerLight competes directly with a number of companies that manufacture, distribute or install solar power systems. Many of these companies also sell PowerLight’s products in addition to their own or those of other manufacturers. PowerLight’s primary competitors in the U.S. include Arizona Public Service Company, BP Solar International, Inc., a subsidiary of BP p.l.c., Conergy Inc., Dome-Tech Group, Eastwood Energy, EI Solutions, Inc., GE Energy, a subsidiary of General Electric Corporation, Global Solar Energy, Inc., a subsidiary of Solon AG, Power-Fab, Schott Solar, Inc., Solar Integrated Technologies, Inc., SPG Solar, Inc., Sun Edison LLC, SunTechnics Installation & Services, Inc., Thompson Technology Industries, Inc., and WorldWater & Power Corporation. PowerLight’s primary competitors in Europe include Conergy AG (through its subsidiaries AET Alternitive Energie Technik GmbH, SunTechnics Solartechnik GmbH and voltwerk AG), BP Solar, Solon AG, SAG Solarstrom AG, PV-Systemtechnik Gbr, and Taufer Solar GmbH. Other existing and potential competitors in the solar power market include universities and research institutions. PowerLight also expects that future competition will include new entrants to the solar power market offering new technological solutions. Furthermore, PowerLight expects competition to increase, especially as it enters the residential new construction market in the U.S. and other new markets and pursues additional applications for its products and services, which may result in price reductions, reduced margins or loss of market share. Additionally, PowerLight occasionally competes with distributed generation equipment suppliers such as Caterpillar, Inc. and Cummins Inc.

Many of PowerLight’s competitors have greater name recognition, a more established distribution network and a larger installed base of customers than PowerLight. In addition, many of PowerLight’s competitors have well-established relationships with PowerLight’s current and potential resellers and their customers and have extensive knowledge of its target markets. As a result, its competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than PowerLight can. Consolidation or strategic alliances among its competitors may strengthen these advantages and may provide them greater access to customers or new technologies. PowerLight may also face competition from some of its resellers, who may develop products internally that compete with its product and service offerings, or who may enter into strategic relationships with or acquire other existing solar power system providers. To the extent that government funding for research and development grants, customer tax rebates and other programs that promote the use of solar and other renewable forms of energy are limited, PowerLight competes for such funds, both directly and indirectly, with other renewable energy providers and their customers.

The principal elements of competition in the solar power industry include technical expertise, experience, delivery capabilities, diversity of product offerings, price, product performance, quality and reliability, and technical service and support. PowerLight believes that it competes favorably with respect to each of these factors, although it may be at a disadvantage in comparison to larger companies with broader product lines and greater technical service and support capabilities and financial resources. If the PowerLight business cannot compete successfully in the solar power industry, its operating results and financial condition will be adversely affected.

Employees

As of September 30, 2006, PowerLight had 164 full-time employees, including 10 employees engaged in research and development, 62 employees in its projects (construction) department, 38 employees in sales and marketing, 12 employees in product assembly and 42 employees in general and administrative. None of PowerLight’s employees are represented by any collective bargaining agreements. PowerLight has never experienced a work stoppage and believes its employee relations are good.

Environmental Regulation

PowerLight uses, generates and discharges toxic, volatile or otherwise hazardous chemicals and wastes in its research and development and product assembly activities. It is subject to a variety of foreign, U.S. federal, state and local governmental laws and regulations related to the purchase, storage, use and disposal of hazardous materials. If PowerLight fails to comply with present or future environmental laws and regulations, it could be subject to fines, suspension of production or a cessation of operations. In addition, under some foreign, U.S. federal, state and local statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

PowerLight believes that it has all environmental permits necessary to conduct its business and expect to obtain all necessary environmental permits for its Berkeley, California facilities. PowerLight believes that it has properly handled its hazardous materials and wastes and have appropriately remediated any contamination at any of its premises. PowerLight is not aware of any pending or threatened environmental investigation, proceeding or action by foreign, U.S. federal, state or local agencies, or third parties involving its current facilities. Any failure by PowerLight to control the use of, or to restrict adequately the discharge of, hazardous substances could subject it to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect its business, results of operations and financial condition.

Facilities

PowerLight’s corporate headquarters are located in Berkeley, California, where it has its corporate offices and its primary assembly plant. PowerLight currently does not own any real property. It leases the use of these facilities from unaffiliated third parties under leases that expire at various times, beginning in August 2007. From time to time, PowerLight supplements the capacity of its Berkeley assembly plant by utilizing third-party contractors. In addition to these facilities, it also has sales and support offices in New Jersey, Southern California, Europe and South Korea. PowerLight’s European headquarters are located in Geneva, Switzerland. PowerLight maintains a construction office in Regensburg, Germany. Details regarding its primary facilities are set forth below:

Property Location	Use	Floor Space
Berkeley, California	Corporate Headquarters	26,714 square feet
Berkeley, California	Assembly plant	16,714 square feet

Legal Proceedings

From time to time, PowerLight may be subject to legal proceedings and claims in the ordinary course of business. As of the date of this current report on Form 8-K, it is not involved in any material legal proceedings.

Certain Effects of the Merger on SunPower’s Financial Condition and Results of Operations

SunPower has historically operated within only one reportable segment. As a result of the completion of the Merger, the Company is presently evaluating whether or not the acquisition of the PowerLight business will result in the Company being required to report its financial results in more than one reportable segment.

The Merger is being accounted for under the purchase method of accounting, in accordance with the Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, PowerLight’s results of operations and the impact of the completion of the Merger will be reflected in the Company’s financial statements on a prospective basis. The following table shows SunPower’s preliminary estimate of fiscal year 2007 to 2011 Merger related stock-based compensation, amortization of intangible assets and in-process research and development expenses (in thousands):

	2007	2008	2009	2010	2011
Stock-based compensation	$36,773	$36,863	$5,538	$5,066	$1,432
Amortization of intangible assets	25,954	15,800	15,800	15,800	8,305
In-process research and development	4,447	—	—	—	—

Total	$67,174	$52,663	$21,338	$20,866	$9,733

SunPower has not completed its final calculation of these amounts and therefore they remain subject to change based on a final determination of the closing balance of PowerLight as of January 10, 2007. SunPower anticipates that the estimated charges enumerated in the table above will be included in its future results of operations presented on a basis in accordance with generally accepted accounting principles (“GAAP”).

In addition, SunPower may incur certain other Merger related charges and/or restructuring expenses in the future that are not reflected in the table above.

SunPower’s results of operations did not include any revenues from the PowerLight business and no expenses therefrom for any period in SunPower’s 2006 fiscal year. SunPower expects that the results of operations of the PowerLight business will be material to the overall results of the combined company in future periods and, accordingly, SunPower’s historical financial results are not expected to be indicative of its future results.

Risk Factors

Investing in SunPower and our securities involves risks, including additional risks as a result of the completion of the Merger. You should carefully consider the risks described below, as well as other risks described in our filings with the SEC from time to time before making an investment decision. The risks and uncertainties described below and in our other filings with the SEC are not the only ones facing SunPower. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

Risks Related to Our Recent Merger with PowerLight

As a result of the significant cash paid in the Merger, we intend to raise additional funds to support our business, and if we are unable to secure adequate funds on terms acceptable to us, our business could suffer.

As of September 30, 2006, we had approximately $254 million of cash and cash equivalents, and we paid approximately $120.7 million in cash to holders of PowerLight stock and assumed options in connection with the Merger, leaving us with approximately $153.7 million in cash as of September 30, 2006 on a pro forma basis giving effect to the Merger. We expect to continue to make significant capital expenditures, particularly in our manufacturing facilities and anticipate that our expenses will increase substantially in the foreseeable future as we expand our manufacturing operations, hire additional personnel, pay more or make advance payments for raw material, especially polysilicon, increase our sales and marketing efforts, pursue more large scale solar power plant projects, invest in joint ventures and acquisitions and continue our research and development efforts with respect to its products and manufacturing technologies. We expect total capital expenditures of approximately $170 to $190 million in 2007 as we continue to increase our manufacturing capacity. These expenditures would be greater if we decide to bring capacity on line more rapidly. In addition, our PowerLight business has typically required significant working capital in order to fund planned projects in advance of the receipt of customer payments and it is expected to continue to do so.

Given these capital needs, we intend to seek additional capital in the near future. We will likely seek to sell additional equity securities or debt securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could require us to abide by covenants that would restrict our operations. Our $25.0 million three-year revolving credit facility, or our revolving credit facility, contains customary covenants and defaults, including, among others, limitations on dividends, incurrence of indebtedness and liens and mergers and acquisitions and may restrict our operating flexibility. If adequate funds are not available or not available on acceptable terms or terms consistent with any new our credit agreement we may enter into, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts or otherwise respond to competitive pressures would be significantly impaired.

Although we expect the Merger to be beneficial for us, such benefits may not be realized because of integration difficulties or other challenges.

PowerLight has global operations that will need to be integrated successfully in order for us to realize the benefits anticipated from the Merger. Realizing these benefits will require the meshing of technology, operations and personnel of SunPower and PowerLight into a single organization. We expect the integration to be a complex, time-consuming and expensive process that, even with proper planning and implementation, could cause significant disruption. The challenges that we may face include, but are not limited to, the following:

•	consolidating operations, including rationalizing corporate information technology and administrative infrastructures;

•	our management gaining sufficient experience with technologies and markets in which the PowerLight business is involved, which may be necessary to successfully operate and integrate the business;

•	coordinating sales and marketing efforts between the two companies;

•	overcoming any perceived adverse changes in business focus or model;

•	realizing synergies necessary to meet our long-term margin targets, given PowerLight’s historical margins;

•	coordinating and harmonizing research and development activities to accelerate introduction of new products and technologies with reduced cost;

•	preserving customer, supplier, distribution and other important relationships of SunPower and PowerLight and resolving any potential conflicts that may arise;

•	retaining key employees and maintaining employee morale;

•	addressing differences in the business cultures of SunPower and PowerLight;

•	coordinating and combining operations, relationships and facilities outside of the United States, which may be subject to additional constraints imposed by geographic distance, local laws and regulations; and

•	creating a consolidated internal control over financial reporting structure so that we and our independent auditors can report on the effectiveness of our internal controls over financial reporting.

We may not be able to successfully integrate the operations of PowerLight in a timely manner, or at all. In addition, we may not realize the anticipated benefits and synergies of the Merger to the extent or when anticipated. Even if the integration of SunPower’s and PowerLight’s operations, products and personnel is successful, it may place a significant burden on our management resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.

The completion of the Merger could cause certain solar cell and panel suppliers to reduce or terminate their business relationship with our PowerLight business, which could adversely affect the ability of our PowerLight business to meet customer demand for its solar power systems and materially adversely affect our results of operations and financial condition.

As a result of the Merger, we now directly compete with certain suppliers of solar cells and panels to our PowerLight business. As a result, the Merger could cause one or more solar cell and panel suppliers to reduce or terminate their business relationship with our PowerLight business. We believe that a significant level of reductions or terminations could occur. Any such reductions or terminations could adversely affect the ability of our PowerLight business to meet customer demand for its solar power systems, and materially adversely affect its results of operations and financial condition, which would likely materially adversely affect our results of operations and financial condition.

We will use commercially reasonable efforts to replace any lost solar cells or panels with our own inventory to mitigate the impact on the PowerLight business. However, such replacements may not be sufficient to fully address solar supply shortfalls experienced by our PowerLight business, and in any event could negatively impact our revenue and earnings as it forgoes selling such inventory to third parties.

The completion of the Merger could cause our customers to reduce or terminate their business relationship with us, which could adversely affect our ability to distribute our products and materially adversely affect our results of operations and financial condition.

PowerLight directly competes, as a distributor of solar panels and systems, with many of our customers. For instance, both Conergy AG and Solon AG, two of our largest customers, actively compete with our PowerLight business in the large-scale solar power plant market. The completion of the Merger could cause these customers to be concerned that we will reduce our level of business with them and perform a significant portion of our integration activities through our PowerLight business, thereby competing with certain of our customers. As a result, customers might reduce or terminate their business relationships with us, making it more difficult for us to sell our products and expand our business. Any such outcome could have a material adverse effect on our revenue and earnings.

We may be harmed by liabilities arising out of our acquisition of PowerLight and the indemnity they have agreed to provide may be insufficient to compensate us for these damages.

PowerLight has made representations and warranties to us in the Merger Agreement, including those relating to the accuracy of its financial statements, the absence of litigation and environmental matters and the consents needed to transfer permits, licenses and third-party contracts in connection with our acquisition of PowerLight. To the extent that we are harmed by a breach of these representations and warranties, PowerLight’s stockholders have agreed to indemnify us for monetary damages from an escrowed proceeds account. In most cases we are required to absorb approximately the first $2.4 million before we are entitled to indemnification. The escrowed proceeds account is limited to $19.7 million in cash and 840,000 shares of our class A common stock, of which approximately one-half of the original escrow will be released (less any pending claims) at the first anniversary of the closing date. Our rights to recover damages under several provisions of the Merger Agreement will also expire on the first anniversary of the closing date. After the first anniversary of the closing date we will be entitled to recover only limited types of losses, and our recovery will be limited to the amount available in the escrow fund at the time of a claim. The amount available in the escrow fund will be progressively reduced to zero over the period from the first to the fifth anniversaries of the closing date. We may incur liabilities from this acquisition which are not covered by the representations and warranties set forth in the agreement or which are non-monetary in nature. Consequently, our acquisition of PowerLight may expose us to liabilities for which we are not entitled to indemnification or our indemnification rights are insufficient.

PowerLight will need to obtain regulatory and third-party consents as a result of the Merger, and, if it cannot obtain these consents, PowerLight and/or SunPower business by be harmed.

PowerLight is currently attempting to obtain regulatory and third-party consents which are triggered upon a change of control. If PowerLight is unable to do so, it may be forced to renegotiate these agreements or be exposed to regulatory sanctions. There can be no assurance that PowerLight will be able to obtain any required regulatory approvals or renegotiate or to negotiate new agreements on favorable terms, or at all.

We expect to continue to incur significant costs in connection with the Merger.

We expect our direct transaction costs will total approximately $3.0 million in connection with the Merger, which costs will be capitalized as purchase price. We believe that we will also incur charges to operations in the first quarter of 2007 to reflect the costs of integrating the two companies, but cannot reasonably estimate those costs at this time. There can be no assurance that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.

Charges to earnings resulting from the application of the purchase method of accounting to the Merger may adversely affect the market value of our class A common stock.

In accordance with generally accepted accounting principals in the Unites States, or US GAAP, we are accounting for the Merger using the purchase method of accounting, which may require an increase in the value of intangible assets and inventory to their respective fair values. Further, a portion of the purchase price paid in the Merger has been allocated to in-process research and development. These purchase accounting adjustments may result in material recurring and nonrecurring charges to earnings that could have a material adverse effect on the market value of our class A common stock. Under the purchase method of accounting, we will allocate the total purchase price to PowerLight’s net tangible assets and intangible assets based on their fair values as of the date of completion of the Merger and record the excess of the purchase price over those fair values as goodwill. We will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the Merger. In addition, to the extent the value of goodwill and long lived assets becomes impaired, we may be required to incur material charges relating to the impairment of those assets. Further, we may be impacted by nonrecurring charges related to reduced gross profit margins from the requirement to adjust PowerLight’s inventory to fair value. Finally, we will incur ongoing compensation charges associated with assumed options, equity held by employees of PowerLight and subjected to equity restriction agreements, and restricted stock granted to employees of our PowerLight business. We estimate that these charges will aggregate approximately $33 million in each of 2007 and 2008 and lesser amounts in the succeeding two years. Any of the foregoing charges could have a material impact on our results of operations.

Risks Related to Our Business

The solar power industry is currently experiencing an industry-wide shortage of polysilicon. The prices that we pay for polysilicon have increased recently and we expect prices to remain at or above current levels for the foreseeable future, which may constrain our revenue growth and decrease our gross margins and profitability.

Polysilicon is an essential raw material in our production of photovoltaic, or solar, cells, and also in the solar cells and modules used by our PowerLight business to produce solar systems. Polysilicon is created by refining quartz or sand. Polysilicon is melted and grown into crystalline ingots by companies specializing in ingot growth. We procure silicon ingots from these suppliers on a contractual basis and then slice these ingots into wafers. We also purchase wafers and polysilicon from third-party vendors. The ingots are sliced and the wafers are processed into solar cells in our Philippines manufacturing facility.

There is currently an industry-wide shortage of polysilicon, which has resulted in significant price increases. We expect that the average price of polysilicon will continue to increase. Increases in polysilicon prices have in the past increased our manufacturing costs and may impact our manufacturing costs and net income in the future. As demand for solar cells has increased, many of our principal competitors have announced plans to add additional manufacturing capacity. As this manufacturing capacity becomes operational, it will increase the demand for polysilicon and further exacerbate the current shortage. Polysilicon is also used in the semiconductor industry generally and any increase in demand from that sector will compound the shortage. The production of polysilicon is capital intensive and adding additional capacity requires significant lead time. While we are aware that several new facilities for the manufacture of polysilicon are under construction, we do not believe that the supply imbalance will be remedied in the near term. We expect that polysilicon demand will continue to outstrip supply throughout 2007 and potentially for a longer period.

Although we have contracted with vendors for what we believe will be an adequate supply of silicon ingots through 2007, our estimates regarding our supply needs may not be correct and our purchase orders and contracts may be cancelled by our suppliers. The volume and pricing associated with these purchase orders and contracts may be changed by our suppliers based on market conditions. Our purchase orders are generally non-binding in nature. If our suppliers were to cancel our purchase orders or change the volume or pricing associated with these purchase orders and/or contracts, we may be unable to meet customer demand for our products, which could cause us to lose customers, market share and revenue. This would have a material negative impact on our business and operating results. If our manufacturing yields decrease significantly, we add manufacturing capacity faster than currently planned or our suppliers cancel or fail to deliver, we may not have made adequate provision for our polysilicon needs for the balance of the year. In addition, we currently purchase polysilicon and make advances to suppliers to secure future polysilicon supply, which adversely affects our liquidity. These advances may in the future take the form of equity issuances, which would result in additional dilution to our stockholders.

In addition, since some of our silicon ingot and wafer arrangements are with suppliers who do not themselves manufacture polysilicon but instead purchase their requirements from other vendors, these suppliers may not be able to obtain sufficient polysilicon to satisfy their contractual obligations to us.

There are a limited number of polysilicon suppliers. Many of our competitors also purchase polysilicon from our suppliers. Since we have only been purchasing polysilicon in bulk for slightly more than one year, which is a shorter period than our competitors, these other competitors have longer and perhaps stronger relationships with our suppliers than we do. Many of them also have greater buying power than we do. Some of our competitors also have inter-locking board members with their polysilicon suppliers or have entered into joint ventures with their suppliers. Additionally, a substantial amount of our future polysilicon requirements are expected to be sourced by new suppliers that have not yet proven their ability to manufacture large volumes of polysilicon. In some cases we expect that new entrants will provide us with polysilicon and ingots. The failure of these new entrants to produce adequate supplies of polysilicon and/or ingots in the quantities and quality we require could adversely affect our ability to grow production volumes and revenues and could also result in a decline in our gross profit margin. Since we have committed to significantly increase our manufacturing output, an inadequate supply of polysilicon would harm us more than it would harm many of our competitors.

The inability to obtain sufficient polysilicon, ingots or wafers at commercially reasonable prices or at all would adversely affect our ability to meet existing and future customer demand for our products and could cause us to make fewer shipments, lose customers and market share and generate lower than anticipated revenue, thereby seriously harming our business, financial condition and results of operations.

A limited number of our customers are expected to continue to comprise a significant portion of our revenues and any decrease in revenue from these customers could have an adverse effect on us.

Even though our customer base is expected to increase and our revenue streams to diversify as a result of the Merger, a large portion of our net revenues will likely continue to depend on sales to a limited number of customers. During the first nine months of 2006, sales to our top ten customers accounted for approximately 60.7% of our revenues. Currently, our largest customers for our solar power products are Conergy AG, or Conergy, and Solon AG, or Solon. Conergy accounted for approximately 24% of our revenue for the nine months ended September 30, 2006. Solon AG, or Solon, accounted for approximately 27% of our revenue for the nine months ended September 30, 2006. The loss of sales to any of these customers would have a significant negative impact on our business. Our agreements with these customers may be cancelled if we fail to meet certain product specifications or materially breach the agreement or in the event of bankruptcy, and our customers may seek to renegotiate the terms of current agreements or renewals. Most of the solar panels we sell to the European market are sold through our agreement with Conergy, and we may enter into similar agreements in the future.

We currently sell to a relatively small number of customers, and we expect our operating results will likely continue to depend on sales to a relatively small number of customers for the foreseeable future, as well as the ability of these customers to sell solar power products that incorporate our solar cells. Our customer relationships have been developed over a short period of time and are generally in their preliminary stages. We cannot be certain that these customers will generate significant revenue for us in the future or if these customer relationships will continue to develop. If our relationships with our other customers do not continue to develop, we may not be able to expand our customer base or maintain or increase our revenue. This is exacerbated by our current manufacturing constraints for solar cells which limit our ability to sell to other customers and our contractual arrangements which require us to sell part of our future output to Conergy and Solon. In addition, our business is affected by competition in the market for the end products that each of Conergy and Solon sell, and any decline in their business could harm our business and cause our revenue to decline.

Our operating results will be subject to fluctuations and are inherently unpredictable; if we fail to meet the expectations of securities analysts or investors, our stock price may decline significantly.

Our quarterly revenue and operating results will be difficult to predict and SunPower’s and PowerLight’s results have in the past fluctuated from quarter to quarter. It is possible that our operating results in some quarters will be below market expectations. Our quarterly operating results will be affected by a number of factors, including:

•	the average selling price of SunPower’s solar cells and panels and imaging detectors and our PowerLight business’ solar power systems;

•	the availability and pricing of raw materials, particularly polysilicon;

•	the availability, pricing and timeliness of delivery of raw materials and components, particularly solar panels and balance of systems components including steel, necessary for our PowerLight business’ solar power systems to function;

•	the rate and cost at which we are able to expand our manufacturing and product assembly capacity to meet customer demand, including costs and timing of adding personnel;

•	the amount and timing of sales of our PowerLight business’ systems, especially medium and large-scale projects, which may individually cause severe fluctuations in our revenue;

•	our ability to meet project completion schedules and the corresponding revenue impact under the percentage-of-completion method of recognizing revenue for projects of our PowerLight business;

•	construction cost overruns, including those associated with the introduction of new products;

•	the impact of seasonal variations in demand and/or revenue recognition linked to construction cycles and weather conditions;

•	timing, availability and changes in government incentive programs;

•	unplanned additional expenses such as manufacturing failures, defects or downtime;

•	acquisition and investment related costs;

•	unpredictable volume and timing of customer orders, some of which are not fixed by contract but vary on a purchase order basis;

•	the loss of one or more key customers or the significant reduction or postponement of orders from these customers;

•	geopolitical turmoil within any of the countries in which we operate or sell products;

•	foreign currency fluctuations, particularly in the Euro, Philippine peso or South Korean won;

•	the effect of currency hedging activities;

•	our ability to establish and expand customer relationships;

•	changes in our manufacturing costs;

•	changes in the relative sales mix of our solar cells, solar panels and imaging detectors;

•	the availability, pricing and timeliness of delivery of other products, such as inverters necessary for our solar power products to function;

•	our ability to successfully develop, introduce and sell new or enhanced solar power products in a timely manner, and the amount and timing of related research and development costs;

•	the timing of new product or technology announcements or introductions by our competitors and other developments in the competitive environment;

•	the willingness of competing solar cell and panel suppliers to continue product sales to our PowerLight business;

•	increases or decreases in electric rates due to changes in fossil fuel prices or other factors; and

•	shipping delays.

We will base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses will be relatively fixed in the short term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss analysts’ guidance or any future guidance announced by us. If we fail to meet or exceed analyst or investor expectations or our own future guidance, even by a small amount, our stock price could decline, perhaps substantially.

We have four solar cell production lines which are located in our manufacturing facilities in the Philippines and if we experience interruptions in the operation of these production lines or are unable to add additional production lines, it would likely result in lower revenue and earnings than anticipated.

As of September 30, 2006, we currently operate four solar cell manufacturing lines, which are located at our manufacturing facilities in the Philippines. If our current or future production lines were to experience any problems or downtime, including those caused by intermittent electricity supply at our Philippines facilities, we would be unable to meet our production targets and our business would suffer. If any piece of equipment were to break down or experience downtime, it could cause our production lines to go down. We have recently acquired a second solar cell manufacturing facility nearby our existing facility in the Philippines. This expansion has required and will continue to require significant management attention, a significant investment of capital and substantial engineering expenditures and is subject to significant risks including:

•	we may experience cost overruns, delays, equipment problems and other operating difficulties;

•	we may experience difficulties expanding our processes to larger production capacity;

•	our custom-built equipment may take longer and cost more to engineer than planned and may never operate as designed; and

•	we are incorporating first-time equipment designs and technology improvements, which we expect to lower unit capital and operating costs, but this new technology may not be successful.

If we experience any of these or similar difficulties, we may be unable to complete the addition of new production lines on schedule in order to expand our manufacturing facility and our manufacturing capacity could be substantially constrained. If this were to occur, our per-unit manufacturing costs would increase, we would be unable to increase sales as planned and our earnings would likely be materially impaired.

We have recently established a captive solar panel assembly and test facility, and, if this panel manufacturing facility is unable to produce high quality solar panels at commercially reasonable costs, our revenue growth and gross margin could be adversely affected.

We have constructed a new 30-megawatt automated solar panel assembly and test facility in the Philippines. This facility commenced commercial production during the fourth quarter of 2006. Much of the manufacturing equipment and technology in this facility is new and unproven in volume production of solar panels. In the event that this facility is unable to ramp production with commercially reasonable yields and competitive production costs, our anticipated revenue growth and gross margin will be adversely affected.

If we do not achieve satisfactory yields or quality in manufacturing our solar cells, our sales could decrease and our relationships with our customers and our reputation may be harmed.

The manufacture of solar cells is a highly complex process. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases, cause production to be suspended or yield no output. We have from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies or equipment. For example, we recently acquired a building to house our second solar cell manufacturing facility nearby our existing facility. As we expand our manufacturing capacity and bring additional lines or facilities into production, we may experience lower yields initially as is typical with any new equipment or process. We also expect to experience lower yields as we continue the initial migration of our manufacturing processes to thinner wafers. If we do not achieve planned yields, our product costs could increase, and product availability would decrease resulting in lower revenues than expected.

The reduction or elimination of government and economic incentives could cause our revenue to decline.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government and economic incentives. Because a majority of our sales are in the on-grid market, the reduction or elimination of government and economic incentives may adversely affect the growth of this market or result in increased price competition, both of which could cause our revenue to decline.

Today, the cost of solar power exceeds retail electric rates in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Spain, Italy, Portugal, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of feed-in tariffs more rapidly than required by current law. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Net metering and other operational policies in California, Japan or other markets could limit the amount of solar power installed there. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from our products. Changes in the level or structure of a renewable portfolio standard could also result in decreased demand for and lower revenue from our products.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

Changes in tax laws or fiscal policies may decrease the return on investment for customers of our PowerLight business, and for certain investors in its projects, which could decrease demand for its products and services and harm its business.

In the nine months ended September 30, 2006, 22% of PowerLight’s revenues were derived from sales of solar power systems to companies formed to develop and operate solar power generation facilities. Such companies have been formed by third party investors with some frequency in the United States, Germany, Spain, South Korea and Portugal, as these investors seek to benefit from government mandated feed-in tariffs and similar legislation. PowerLight’s business depends in part on the continuing formation of such companies and the potential revenue source they represent. In deciding whether to form and invest in such companies, potential investors weigh a variety of considerations, including their projected return on investment. Such projections are based on current and proposed federal, state and local laws, particularly tax legislation. Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings as well as changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax assessments and may adversely affect an investor’s projected return on investment, which could have a material adverse effect on PowerLight’s business and results of operations.

Problems with product quality or product performance, including defects, in our solar cells could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our solar cells are complex and must meet stringent quality requirements. Products as complex as ours may contain undetected errors or defects, especially when first introduced. For example, our solar cells and solar panels may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. If we deliver solar cells or solar panels with errors or defects, or if there is a perception that our solar cells or solar panels contain errors or defects, our credibility and the market acceptance and sales of our solar power products could be harmed.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline. We have agreed to indemnify our customers and our distributors in some circumstances against liability from defects in our solar cells. A successful indemnification claim against us could require us to make significant damage payments, which would negatively affect our financial results.

If we are subject to warranty and product liability claims, such claims could adversely affect our business and results of operations.

Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the solar power products into which our solar cells and solar panels are incorporated results in injury. Our PowerLight business may be subject to warranty and product liability claims in the event that its solar power systems fail to perform as expected or if a failure of its solar power systems results, or is alleged to result, in bodily injury, property damage or other damages. Since our solar power products are electricity producing devices, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. In addition, since we only began selling our solar cells and solar panels in late 2004 and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we have appropriate levels of insurance for product liability claims. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. However, a successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results. Our PowerLight business’ exposure to warranty and product liability claims is expected to increase significantly in connection with its planned expansion into the new home development market.

Warranty and product liability claims may result from defects or quality issues in certain third party technology and components that our PowerLight business incorporates into its solar power systems, particularly solar cells and panels, over which it has no control. While its agreements with its suppliers generally include warranties, such provisions may not fully compensate us for any loss associated with third-party claims caused by defects or quality issues in such products. In the event we seek recourse through warranties, we will also be dependent on the creditworthiness and continued existence of the suppliers to our PowerLight business.

Our PowerLight business’ current standard warranty differs by geography and end-customer application and includes either a one, two or five-year comprehensive parts and workmanship warranty, after which the customer may typically extend the period covered by its warranty for an additional fee. Due to the warranty period, our PowerLight business bears the risk of extensive warranty claims long after it has completed a project and recognized revenues. Future product failures could cause our PowerLight business to incur substantial expenses to repair or replace defective products. While our PowerLight business generally passes through manufacturer warranties it receives from its suppliers to its customers, it is responsible for repairing or replacing any defective parts during its warranty period, often including those covered by manufacturers warranties. If the manufacturer disputes or otherwise fails to honor its warranty obligations, our PowerLight business may be required to incur substantial costs before it is compensated, if at all, by the manufacturer. Furthermore, the PowerLight business’ warranties may exceed the period of any warranties from the PowerLight business’ suppliers covering components included in its systems, such as inverters.

In February 2004, one of PowerLight’s major panel suppliers at the time, AstroPower, Inc., filed for bankruptcy. PowerLight had installed systems incorporating over 30,000 AstroPower panels, and approximately 27,000 of these panels incorporated into systems that are still under warranty by it. The majority of these warranties expire by 2008, and all expire by 2010. While PowerLight has not experienced a significant number of warranty or other claims related to installed AstroPower panels, it may in the future incur significant unreimbursable expenses in connection with the repair or replacement of these panels, which could have a material adverse effect on our business and results of operations. In addition, another major supplier of solar panels notified PowerLight of a product defect that may affect a substantial number of panels installed by PowerLight during the period 2002 through September 2006. If the supplier does not perform its contractual obligations to remediate the defective panels, we will be exposed to those costs it would incur under the warranty with its customers. See note 9 to PowerLight’s unaudited consolidated financial statements for the nine months ended September 30, 2006 and 2005 included in our current report on Form 8-K/A filed with the SEC on January 25, 2006, which is incorporated herein by reference, for further information regarding this product defect and PowerLight potential warranty exposure.

We have incurred operating losses since inception, and may not be able to generate sufficient revenue in the future to achieve or sustain profitability.

For the nine months ended September 30, 2006, on a pro forma basis for the Merger, we would have had net losses of approximately $35.0 million. To achieve profitability, we will need to generate and sustain higher revenue while maintaining reasonable cost and expense levels. We do not know if our revenue will grow, or if it will grow sufficiently to outpace our expenses, which we expect to increase as we expand our manufacturing capacity. We may not be able to sustain or increase profitability on a quarterly or an annual basis. If we do not sustain profitability or otherwise meet the expectations of securities analysts or investors, the market price of our common stock will likely decline.

We will continue to be dependent on a limited number of third-party suppliers for key components for its products, which could prevent us from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share.

In addition to our reliance on a small number of suppliers for its solar cells and panels, our PowerLight business relies on third-party suppliers for key components for its solar power systems, such as inverters that convert the direct current electricity generated by solar panels into alternating current electricity usable by the customer. For the year ended December 31, 2005, one supplier, Xantrex Technology, Inc., accounted for nearly all of PowerLight’s inverter purchases for domestic projects and one supplier, Siemens Power Systems, Inc., accounted for most of the inverter purchases for European projects. In addition, The Dow Chemical Company supplies all of the foam required to manufacture PowerLight’s PowerGuard® roof system.

If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share. To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. The failure of a supplier to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements, could impair our ability to manufacture our products or decrease their costs. If we cannot obtain substitute materials on a timely basis or on acceptable terms, we could be prevented from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share, any of which could have a material adverse effect on our business and results of operations.

Any firm commitment supply agreements with solar panel manufacturers could result in insufficient or excess inventory.

PowerLight recently attempted to address the solar cell and panel shortage by negotiating certain multi-year contractual commitments from suppliers. Under such agreements, it is generally required to purchase a specified number of solar cells or panels at fixed prices. Our PowerLight business’ failure to satisfy its purchase obligations may result in substantial liquidated or other damages that we will be required to pay these suppliers. PowerLight did not obtain, and we do not intend to obtain, contracts or commitments from customers for products incorporating solar panels prior to the negotiation of such firm commitment contracts. Instead, PowerLight relies on its long-term internal forecasts to determine the timing of its production schedules and the volume and mix of its products to be manufactured, including the estimated number of solar panels needed. The level and timing of orders placed by customers may vary for many reasons. As a result, at any particular time, we may have insufficient or excess inventory, and incur liquidated or other damages with suppliers to our PowerLight business for failure to satisfy its purchase obligations, any of which could have a material adverse effect on our business and results of operations. In addition, if we enter into long-term solar panel purchase commitments, due to the rapid pace of technological advancements in the solar power industry, we increase our risk of obsolescence of products that we have agreed to purchase over extended periods.

Acquisitions of other companies or investments in joint ventures with other companies could adversely affect our operating results, dilute our stockholders’ equity, or cause us to incur additional debt or assume contingent liabilities.

To increase our business and maintain our competitive position, we may acquire other companies or engage in joint ventures in the future. Acquisitions and joint ventures involve a number of risks that could harm our business and result in the acquired business or joint venture not performing as expected, including:

•	insufficient experience with technologies and markets in which the acquired business is involved, which may be necessary to successfully operate and integrate the business;

•	problems integrating the acquired operations, personnel, technologies or products with the existing business and products;

•	diversion of management time and attention from the core business to the acquired business or joint venture;

•	potential failure to retain key technical, management, sales and other personnel of the acquired business or joint venture;

•	difficulties in retaining relationships with suppliers and customers of the acquired business, particularly where such customers or suppliers compete with us; and

•	subsequent impairment of the acquired assets, including intangible assets.

We may decide that it is in its best interests to enter into acquisitions or joint ventures that are dilutive to earnings per share or that negatively impact margins as a whole. In addition, acquisitions or joint ventures could require investment of significant financial resources and require us to obtain additional equity financing, which may dilute our stockholders’ equity, or require us to incur additional indebtedness.

To the extent that we invest in upstream suppliers or downstream channel capabilities, we may experience competition or channel conflict with certain of our existing and potential suppliers and customers. Specifically, existing and potential suppliers and customers may perceive that we are competing directly with them by virtue of such investments and may decide to reduce or eliminate their supply volume to us or order volume from us. In particular, any supply reductions from our polysilicon, ingot or wafer suppliers could materially reduce manufacturing volume.

We have significant international activities and customers, and plan to continue these efforts, which subject us to additional business risks, including logistical complexity, political instability and currency fluctuations.

For the nine months ended September 30, 2006, a substantial portion of our sales, on a pro forma basis for the Merger, were made to customers outside of the United States. We currently have four solar cell production lines in operation, which are located at our manufacturing facility in the Philippines. In addition, a majority of our assembly functions have historically been conducted by a third-party subcontractor in China. PowerLight has historically had significant sales in Germany, Portugal and Spain. Risks we face in conducting business internationally include:

•	multiple, conflicting and changing laws and regulations, export and import restrictions, employment laws, regulatory requirements and other government approvals, permits and licenses;

•	difficulties and costs in staffing and managing foreign operations such as our manufacturing facility in the Philippines, as well as cultural differences;

•	difficulties and costs in recruiting and retaining individuals skilled in international business operations;

•	increased costs associated with maintaining international marketing efforts;

•	potentially adverse tax consequences;

•	inadequate local infrastructure;

•	financial risks, such as longer sales and payment cycles and greater difficulty collecting accounts receivable; and

•	political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade and other business restrictions.

Specifically, we face risks associated with political and economic instability and civil unrest in the Philippines. In addition, in the Asia/Pacific region generally, we face risks associated with a recurrence of Significant Acute Respiratory Syndrome (“SARS”), tensions between countries in that region, such as political tensions between China and Taiwan, the ongoing discussions with North Korea regarding its nuclear weapons program, potentially reduced protection for intellectual property rights, government-fixed foreign exchange rates, relatively uncertain legal systems and developing telecommunications infrastructures. In addition, some countries in this region, such as China, have adopted laws, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in that country or otherwise place them at a competitive disadvantage in relation to domestic companies.

In addition, although base wages are lower in the Philippines than in the United States, wages for our employees in the Philippines are increasing, which could result in increased costs to employ our manufacturing engineers. As of September 30, 2006, approximately 93% of SunPower’s employees were located in the Philippines. We also are faced with competition in the Philippines for employees, and we expect this competition to increase as additional solar companies enter the market and expand their operations. In particular, there may be limited availability of qualified manufacturing engineers. We have benefited from an excess of supply over demand for college graduates in the field of engineering in the Philippines. If this favorable imbalance changes due to increased competition, it could affect the availability or cost of qualified employees, who are critical to our performance. This could increase our costs and turnover rates.

A significant portion of our operations occur outside the United States. Currency fluctuations in the Euro, Philippine peso or the South Korean won relative to the U.S. dollar could decrease revenue or increase its expenses.

During the nine months ended September 30, 2006, approximately 70% of SunPower’s total revenue, on a pro forma basis for the Merger, was generated outside the United States. We presently have currency exposure arising from sales, capital equipment purchases, prepayments and customer advances denominated in foreign currencies. A majority of SunPower’s total revenue is denominated in Euros, including fixed price agreements with Conergy and Solon, and a significant portion is denominated in U.S. dollars, while a portion of SunPower’s costs are incurred and paid in Euros and a smaller portion of SunPower’s expenses are paid in Philippine pesos and Japanese yen. In addition, SunPower’s prepayment to Wacker-Chemie AG, a polysilicon supplier to SunPower, and SunPower’s customer advances from Solon are denominated in Euros. In 2005 and for the nine months ended September 30, 2006, approximately 19% and 34%, respectively, of PowerLight’s total revenue was generated outside the U.S. PowerLight presently has currency exposure arising from both sales and purchases denominated in foreign currencies. A large portion of PowerLight’s total revenue is denominated in Euros, and a significant portion of its costs are incurred and paid in Euros.

We are exposed to the risk of a decrease in the value of the Euro relative to the U.S. dollar, which would decrease our total revenue. Changes in exchange rates between foreign currencies and the U.S. dollar may adversely affect our operating margins. For example, if these foreign currencies appreciate against the U.S. dollar, it will make it more expensive in terms of U.S. dollars to purchase inventory or pay expenses with foreign currencies. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency as well as make our products, which are usually purchased with U.S. dollars, relatively more expensive than products manufactured locally. An increase in the value of the U.S. dollar relative to foreign currencies could make our solar cells more expensive for international customers, thus potentially leading to a reduction in our sales and profitability. Furthermore, many of our competitors will be foreign companies that could benefit from such a currency fluctuation, making it more difficult for us to compete with those companies. We currently conduct hedging activities, which involve the use of currency forward contracts. We cannot predict the impact of future exchange rate fluctuations on our business and operating results. In the past, we have experienced an adverse impact on our total revenue and profitability as a result of foreign currency fluctuations.

The current tax holidays in the Philippines will expire within the next several years.

We currently benefit from income tax holiday incentives in the Philippines pursuant to our Philippine subsidiary’s registrations with the Board of Investments and Philippine Economic Zone Authority, which provide that we pay no income tax in the Philippines for four years pursuant to our Board of Investments non-pioneer status and Philippine Economic Zone Authority registrations, and six years pursuant to our Board of Investments pioneer status registration. Our current income tax holidays expire in 2010, and we intend to apply for extensions. However, these tax holidays may or may not be extended. We believe that as our Philippine tax holidays expire, (a) gross income attributable to activities covered by our Philippine Economic Zone Authority registrations will be taxed at a 5% preferential rate, and (b) our Philippine net income attributable to all other activities will be taxed at the statutory Philippine corporate income tax rate of 32%. As of yet no tax benefit has been realized from the income tax holiday due to operating losses in the Philippines.

We may not be able to increase or sustain our recent growth rate, and we may not be able to manage our future growth effectively.

We may be unable to continue to expand our business or manage future growth. Our recent expansion has placed, and our planned expansion and any other future expansion will continue to place, a significant strain on our management, personnel, systems and resources. We plan to purchase additional equipment to significantly expand our manufacturing capacity and to hire additional employees to support an increase in manufacturing, research and development and our sales and marketing efforts. To successfully manage our growth and handle the responsibilities of being a public company, we believe we must effectively:

•	hire, train, integrate and manage additional qualified engineers for research and development activities, sales and marketing personnel, and financial and information technology personnel;

•	retain key management and augment our management team, particularly if we lose key members;

•	continue to enhance our customer resource management and manufacturing management systems;

•	implement and improve additional and existing administrative, financial and operations systems, procedures and controls, including the need to integrate our financial internal control systems in our Philippines facility with those of our San Jose, California headquarters;

•	expand and upgrade our technological capabilities; and

•	manage multiple relationships with our customers, suppliers and other third parties.

PowerLight experienced significant revenue growth due primarily to the development and market acceptance of its PowerGuard® roof system, the acquisition and introduction of its PowerTracker® ground and elevated parking systems, its development of other technologies and increasing global interest and demand for renewable energy sources, including solar power generation. As a result, PowerLight increased its revenues in a relatively short period of time. Its annual revenue increased from $50.9 million in 2003 to $87.6 million in 2004 to $107.8 million in 2005, and from $66.7 million to $140.1 million for the nine months ended September 30, 2005 and 2006, respectively. Our PowerLight business may not experience similar revenue growth in future periods. Accordingly, you should not rely on the results of any prior quarterly or annual period as an indication of the future operating performance of our PowerLight business.

We may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by rapid growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new solar cells and other products, satisfy customer requirements, execute our business plan or respond to competitive pressures.

We had approximately 1630 full-time employees as of January 1, 2007 on a pro forma combined basis, and we anticipate that we will need to hire a significant number of highly skilled technical, manufacturing, sales, marketing, administrative and accounting personnel. The competition for qualified personnel is intense in our industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support our anticipated growth. Since we are a public company, may have more difficulty than our private competitors in attracting personnel because of the perception that the stock option component of our compensation package may not be as valuable.

The success of our PowerLight business will depend in part on the continuing formation of such companies and the potential revenue source they represent. In deciding whether to form and invest in such companies, potential investors weigh a variety of considerations, including their projected return on investment. Such projections are based on current and proposed federal, state and local laws, particularly tax legislation. Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings as well as changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax assessments and may adversely affect an investor’s projected return on investment, which could have a material adverse effect on our business and results of operations.

The steps we have taken to increase the efficiency of our polysilicon utilization are unproven at volume production levels and may not enable us to realize the cost reductions we anticipate.

Given the polysilicon shortage, we believe the efficient use of polysilicon will be critical to our ability to reduce our manufacturing costs. We continue to implement several measures to increase the efficient use of polysilicon in our manufacturing process. For example, we are developing processes to utilize thinner wafers which require less polysilicon and improved wafer-slicing technology to reduce the amount of material lost while slicing wafers, otherwise known as kerf loss. Although we have implemented some production on thinner wafers and anticipate further reductions in wafer thickness, these methods may have unforeseen negative consequences on our yields or our solar cell efficiency or reliability once they are put into large-scale commercial production or they may not enable us to realize the cost reductions we hope to achieve.

PowerLight recognizes revenue on a “percent completion” basis and upon the achievement of contractual milestones. We intend to recognize revenue from projects our PowerLight business on a similar basis, and any delay or cancellation of a project could adversely affect our business.

PowerLight recognized revenue on a “percent completion” basis and, as a result, the revenue from this business was driven by its performance of its contractual obligations, which is generally driven by timelines for the installation of its solar power systems at customer sites. We will recognize revenue from projects of the PowerLight business on a similar basis. As with any project-related business, there is the potential for delays within any particular customer project. Variation of project timelines and estimates may impact our ability to recognize revenue in a particular period. In addition, certain customer contracts may include payment milestones due at specified points during a project. Because our PowerLight business usually must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve such milestones could adversely affect our business and results of operations.

Our PowerLight business’ sales cycles can be longer than those of SunPower and may require significant upfront investment by it which may not ultimately result in signing of a sales contract, which could materially adversely affect our business and results of operations.

Our PowerLight business’ sales cycles, which measure the time between its first contact with a customer and the signing of a sales contract for a particular project, vary substantially and average approximately eight months. Sales cycles for the PowerLight business’ systems are lengthy for a number of reasons, including:

•	its customers often delay purchasing decisions until their eligibility for an installation rebate is confirmed, which generally takes several months;

•	the long time required to secure adequate financing for system purchases on terms acceptable to customers; and

•	the customer’s review and approval processes for system purchases are lengthy and time consuming.

As a result of these long sales cycles, our PowerLight business must make significant upfront investments of resources in advance of the signing of sales contracts and the receipt of any revenues, most of which are not recognized for several additional months following contract signing. Accordingly, our PowerLight business must focus its limited resources on sales opportunities that it believes it can secure. Its inability to enter into sales contracts with potential customers after it makes such an investment could have a material adverse effect on our business and results of operations.

We depend on a combination of our own wafer-slicing operations and those of other vendors for the wafer-slicing stage of our manufacturing, and any technical problems, breakdowns, delays or cost increases could significantly delay our manufacturing operations, decrease our output and increase our costs.

We have historically depended on the wafer-slicing operations of third-party vendors to slice ingots into wafers. We have established our own wafer-slicing operations, and in the first nine months of 2006, we sliced approximately 61% of our wafers. If our third-party vendors increase their prices or decrease or discontinue their shipments to us, as a result of equipment malfunctions, competing purchasers or otherwise, and we are unable to obtain substitute wafer-slicing from another vendor on acceptable terms, or increase our own wafer-slicing operations on a timely basis, our sales will decrease, our costs may increase or our business will otherwise be harmed.

We obtain capital equipment used in our manufacturing process from sole suppliers and if this equipment is damaged or otherwise unavailable, our ability to deliver products on time will suffer, which in turn could result in order cancellations and loss of revenue.

Some of the capital equipment used in the manufacture of our solar power products and in our wafer-slicing operations has been developed and made specifically for us, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. In addition, we currently obtain the equipment for many of our manufacturing processes from sole suppliers and we obtain our wafer-slicing equipment from one supplier. If any of these suppliers were to experience financial difficulties or go out of business, or if there were any damage to or a breakdown of our manufacturing or wafer-slicing equipment at a time when we are manufacturing commercial quantities of our products, our business would suffer. In addition, a supplier’s failure to supply this equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay our capacity expansion of our manufacturing facility and otherwise disrupt our production schedule or increase our costs of production.

We will continue to be dependent on a limited number of third-party suppliers for key components for our products, which could prevent us from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share.

We manufacture all of our solar power products using components procured from a limited number of third-party suppliers. For example, we currently purchase glass from one supplier and aluminum frames and plastic back-sheet materials which we use in our products from a limited number of suppliers. In North America, where we intend to increase our sales and marketing efforts, systems incorporating our solar cells and solar panels currently require a specialized inverter. To date we have obtained the inverters that we sell with our solar panels from only two suppliers and we do not expect to obtain inverters from any additional suppliers for the foreseeable future. We believe there are only a few suppliers of inverters that are compatible with our solar cells and solar panels. We have no long-term commitments regarding supply or price from our supplier of inverters, which leaves us vulnerable to the risk that our suppliers may stop supplying inverters to us for any reason, including their financial viability. If we or our customers cannot obtain substitute sources of inverters on a timely basis or on acceptable terms, these supply problems may cause our revenue to decline, increase our costs, delay solar power system installations, result in loss of market share or otherwise harm our business. In addition to solar cells and panels, PowerLight relies on other key components for its solar power systems, such as inverters that convert the direct current electricity generated by solar panels into alternating current electricity usable by the customer. For the year ended December 31, 2005, one supplier, Xantrex Technology, Inc., accounted for nearly all of the inverter purchases for domestic projects and one supplier, Siemens Power Systems, Inc., accounted for most of the inverter purchases for European projects. In addition, The Dow Chemical Company supplies all of the foam required to manufacture PowerLight’s PowerGuard® roof system. PowerLight generally does not have long-term contractual commitments regarding supply or price from its inverter, foam, steel or other suppliers, and its suppliers may stop supplying key materials at any time to PowerLight for any reason. If PowerLight or its customers cannot obtain substitute materials on a timely basis or on acceptable terms, PowerLight could be prevented from delivering its products to its customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share, any of which could have a material adverse effect on its business and results of operations.

We generally do not have long-term agreements with our customers and accordingly could lose customers without warning.

We do not have long-term agreements with other customers but instead operate on a purchase order basis. PowerLight is typically contracted to perform large project with no assurance of repeat business from the same customers in the future. Although we believe that cancellations on our purchase orders to date have been insignificant, our customers may cancel or reschedule purchase orders with us on relatively short notice. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses. In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory. This, in addition to the completion and non-repetition of large PowerLight projects, in turn could cause our operating results to fluctuate.

Sales contracts for PowerLight’s products with increasing frequency have begun to include provisions regarding liquidated damages for installation delays, electricity generation or other solar power system performance guarantees and conditional payments. If they continue, such provisions will put us at economic risk for future uncertain events.

Some of PowerLight’s larger customers require that it pay substantial liquidated damages for each day or other period its solar installation is not completed beyond an agreed target date. This is particularly true in Europe, where long-term, fixed feed-in tariffs available to investors are typically set during the year of project completion, but the fixed amount declines over time for projects completed in subsequent years. In addition, investors often require that the solar power system generate specified levels of electricity in order to maintain their investment returns, allocating risk and financial penalties to PowerLight if those levels are not achieved. Furthermore, its customers often require protections in the form of conditional payments, payment retentions or holdbacks, and similar arrangements that condition its future payments on performance. Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause our PowerLight business to fail to meet these performance criteria, resulting in unanticipated revenue and earnings losses and financial penalties. If the trend for requiring such provisions continues, our PowerLight business would be subject to the same risks as PowerLight prior to the Merger, which could have a material adverse effect on our business and results of operations.

PowerLight prior to the Merger usually acted as the general contractor for its customers in connection with the installations of its solar power systems and was subject to risks associated with cost overruns, delays and other contingencies. We intend to operate the PowerLight business in the same manner, and will be subject to the same risks.

PowerLight prior to the merger acted as the general contractor for its customers in connection with the installation of its solar power systems. All essential costs were estimated at the time of entering into the sales contract for a particular project, and these were reflected in the overall price that it charges its customers for the project. These cost estimates were preliminary and may or may not be covered by contracts between PowerLight or the other project developers, subcontractors, suppliers and other parties to the project. In addition, PowerLight required qualified, licensed subcontractors to install most of its systems. Shortages of such skilled labor could significantly delay a project or otherwise increase PowerLight’s costs. Should miscalculations in planning a project or defective or late execution occur, PowerLight may not have achieved its expected margins or cover its costs. In particular, construction delays, including those caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials. Because we intend to operate our PowerLight business in the same manner, our PowerLight business could be subject to the same risks, and such risks could have a material adverse effect on our business and results of operations.

Our PowerLight business could be adversely affected by seasonal trends and construction cycles.

Our PowerLight business is subject to significant industry-specific seasonal fluctuations. Its sales have historically reflected these seasonal trends with the largest percentage of total revenues being realized during the last two calendar quarters. Low seasonal demand normally results in reduced shipments and revenues in the first two calendar quarters. There are various reasons for this seasonality, mostly related to economic incentives and weather patterns. For example, in European countries with feed-in tariffs, the construction of solar power systems is concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff and the fact that the coldest winter months are January through March. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons.

In addition, to the extent the PowerLight business is successful in implementing its strategy to enter the new home development market, it expects the seasonality of its business and financial results to become more pronounced as sales in this market are often tied to construction market demands which tend to follow national trends in construction, including declining sales during cold weather months.

The expansion of our PowerLight business into the residential market may increase its exposure to certain risks, including class action product liability claims.

PowerLight has expanded into the residential market by beginning to sell its systems to large production homebuilders. It currently expects this new growth strategy to initially focus on new home development projects in excess or 50 homes, though it considers projects below this amount. As part of this strategy, PowerLight developed SunTile®, a product that integrates a solar panel into a roof tile. To date PowerLight has focused on large-scale commercial applications and has almost no experience serving the residential market.

Our PowerLight business’ new residential products and services may not gain market acceptance and it may not otherwise be successful in entering the residential market, which would limit its growth and adversely affect our operating results. Furthermore, the residential construction market has peculiar characteristics that may increase its exposure to certain risks it currently faces or expose it to new risks. These risks include increased seasonality, sensitivity to interest rates and other macroeconomic conditions, as well as enhanced legal exposure. In particular, new home developments often result in class action litigation when one or more homes within a development experiences construction problems. Unlike our PowerLight business’ core activities, where it typically acts as general contractor, it will be generally acting as subcontractor to homebuilders overseeing the development projects. In many instances subcontractors may be held liable for work of the homebuilder or other subcontractors. In addition, homebuilders often require onerous indemnification obligations that effectively allocate most of the potential liability from homeowner or class action lawsuits to subcontractors, including our PowerLight business. Insurance policies for its residential work have significant limitations on coverage that may render such policies inapplicable to these lawsuits. If our PowerLight business is not successful in entering the new residential construction market, or if as a result of the litigation and indemnification risks associated with such market, our PowerLight business incurs significant costs, our business and results of operations could be materially adversely affected.

If we fail to successfully develop and introduce new products and services, we will not be able to compete effectively, and our ability to generate revenues will suffer.

As we introduce new or enhanced products or integrate PowerLight’s or other new technology into our products, we will face risks relating to such transitions including, among other things, technical challenges, disruption in customers’ ordering patterns, insufficient supplies of new products to meet customers’ demand, possible product and technology defects arising from the integration of new technology and a potentially different sales and support environment relating to any new technology. Our failure to manage the transition to newer products or the integration of newer technology into our products could adversely affect our business’ operating results and financial results.

The solar power markets are characterized by continually changing technology requiring improved features, such as increased efficiency and higher power output and improved aesthetics. This will require us to continuously develop new solar power products and enhancements for existing solar power products to keep pace with evolving industry standards and changing customer requirements. Technologies developed by others may prove more advantageous than ours for the commercialization of solar power products and may render our technology obsolete. Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. SunPower’s research and development expense was $7.1 million in the nine months ended September 30, 2006 and $6.5 million in fiscal year 2005. PowerLight’s net research and development expense after deduction for government funding was $0.5 million in the nine months ended September 30, 2006 and $0.5 million in fiscal year 2005. PowerLight’s total research and development expense before government funding was $1.6 million in the nine months ended September 30, 2006 and $2.1 million in fiscal year 2005. We will need to invest significant financial resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry and effectively compete in the future.

Evaluating our business and future prospects may be difficult due to our limited history in producing and shipping solar cells and solar panels in commercial volumes.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. Although we began to develop and commercialize high-efficiency solar cell technology for use in solar concentrators in 1988 and began shipping product from our pilot manufacturing facility in 2003, we shipped our first commercial A-300 solar cells from our Philippines manufacturing facility in late 2004. Relative to the entire solar industry, we have shipped only a limited number of solar cells and solar panels and have recognized limited revenue. Our future success will require us to continue to scale our Philippines facilities significantly beyond their current capacity. In addition, our business model, technology and ability to achieve satisfactory manufacturing yields at higher volumes are unproven at significant scale. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a rapidly growing market.

Our reliance on government programs to partially fund our research and development programs could impair our ability to commercialize our solar power products and services and increase our research and development expenses.

We intend to continue our policy of selectively pursuing contract research, product development and market development programs funded by various agencies of the federal and state governments to complement and enhance our own resources. Funding from government grants is recorded as an offset to our research and development expense. For the nine months ended September 30, 2006, funding from government grants offset approximately 9.7% of SunPower’s, and a majority of PowerLight’s, research and development expenses.

These government agencies may not continue their commitment to programs relevant to our development projects. Moreover, we may not be able to compete successfully to obtain funding through these or other programs. A reduction or discontinuance of these programs or of our participation in these programs would materially increase our research and development expenses, which would adversely affect our profitability and could impair our ability to develop our solar power products and services. In addition, contracts involving government agencies may be terminated or modified at the convenience of the agency. Many of our PowerLight business’ government contracts also contain royalty provisions that require it to pay certain amounts based on specified formulas. Government contracts are subject to audit and governmental agencies may dispute its royalty calculations. Any such dispute could result in fines, increased royalty payments, cancellation of the agreement or other penalties, which could have material adverse affect on our business and results of operations.

Our PowerLight business’ government-sponsored research contracts require that it provide regular written technical updates on a monthly, quarterly or annual basis, and, at the conclusion of the research contract, a final report on the results of its technical research. Because these reports are generally available to the public, third parties may obtain some aspects of its sensitive confidential information. Moreover, the failure to provide accurate or complete reports may provide the government with rights to any intellectual property arising from the related research.

Funding from government contracts also may limit when and how we can deploy our products and services developed under those contracts. In addition, technology and intellectual property that we develop with government funding provides the government with “march-in” rights. March-in rights refer to the right of the government or a government agency to require us to grant a license to the developed technology or products to a responsible applicant or, if it refuses, the government may grant the license itself. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the technology or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give the United States industry preference.

Since we cannot test our solar panels for the duration of our standard 25-year warranty period, we may be subject to unexpected warranty expense.

Our current standard product warranty for our solar panels includes a 10-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance as well as a one-year warranty on the functionality of our solar cells. We believe our warranty periods are consistent with industry practice. Due to the long warranty period and our proprietary technology, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. We have sold solar cells only since late 2004. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our results. Although we conduct accelerated testing of our solar cells and have several years of experience with our all back contact cell architecture, our solar panels have not and cannot be tested in an environment simulating the 25-year warranty period. In the second quarter of 2006, we increased our estimated warranty provision rate, which increased our warranty reserve by approximately $1.0 million. This change in estimate was based on results of recent testing that simulates adverse environmental conditions and potential failure rates our solar panels could experience during their 25-year warranty period. As a result of the foregoing, we may be subject to unexpected warranty expense, which in turn would harm our financial results.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we may not be able to compete successfully and we may lose or be unable to gain market share.

We compete with a large number of competitors in the solar power market, including BP Solar International Inc., Evergreen Solar, Inc., Mitsubishi Electric Corporation, Q-Cells AG, Sanyo Corporation, Sharp Corporation, SolarWorld AG and Suntech Power Holdings Co., Ltd. In addition, universities, research institutions and other companies are developing alternative technologies such as thin films and concentrators, which may compete with our technology. We expect to face increased competition in the future. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs.

Our PowerLight business’ solar power products and services compete against other power generation sources including conventional fossil fuels supplied by utilities, other alternative energy sources such as wind, biomass, CSP and emerging distributed generation technologies such as micro-turbines, sterling engines and fuel cells. In the large-scale on-grid solar power systems market, we will face direct competition from a number of companies that manufacture, distribute, or install solar power systems. Many of these companies sell PowerLight’s products as well as their own or those of other manufacturers. Our PowerLight business’ primary competitors in the United States include Arizona Public Service Company, BP Solar International, Inc., a subsidiary of BP p.l.c., Conergy Inc., Dome-Tech Group, Eastwood Energy, EI Solutions, Inc., GE Energy, a subsidiary of General Electric Corporation, Global Solar Energy, Inc., a subsidiary of Solon, Power-Fab, Schott Solar, Inc., Solar Integrated Technologies, Inc., SPG Solar, Inc., Sun Edison LLC, SunTechnics Installation & Services, Inc., Thompson Technology Industries, Inc. and WorldWater & Power Corporation. Our PowerLight business’ primary competitors in Europe include BP Solar, Conergy (through its subsidiaries AET Alternitive Energie Technik GmbH, SunTechnics Solartechnik GmbH and voltwerk AG), PV-Systemtechnik Gbr, SAG Solarstrom AG, Solon AG and Taufer Solar GmbH. Additionally, our PowerLight business will occasionally compete with distributed generation equipment suppliers such as Caterpillar, Inc. and Cummins Inc. Other existing and potential competitors in the solar power market include universities and research institutions. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. As we enter new markets and pursues additional applications for our PowerLight business’ products and services, we expect to face increased competition, which may result in price reductions, reduced margins or loss of market share.

Competition is intense, and many of our competitors have significantly greater access to financial, technical, manufacturing, marketing, management and other resources than we do. Many also have greater name recognition, a more established distribution network and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential suppliers, resellers and their customers and have extensive knowledge of our target markets. As a result, these competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we will be able to. Consolidation or strategic alliances among such competitors may strengthen these advantages and may provide them greater access to customers or new technologies. We may also face competition from some of PowerLight’s resellers, who may develop products internally that compete with our PowerLight business’ product and service offerings, or who may enter into strategic relationships with or acquire other existing solar power system providers. To the extent that government funding for research and development grants, customer tax rebates and other programs that promote the use of solar and other renewable forms of energy are limited, we will compete for such funds, both directly and indirectly, with other renewable energy providers and their customers.

If we cannot compete successfully in the solar power industry, our operating results and financial condition will be adversely affected. Furthermore, we expect competition in our PowerLight business’ markets to increase, which could result in lower prices or reduced demand for our PowerLight business’ services and have a material adverse effect on our business and results of operations.

The demand for products requiring significant initial capital expenditures such as our solar power products is affected by general economic conditions.

The United States and international economies have recently experienced a period of slow economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar cells and solar power systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

Increases in interest rates may decrease the return on investment for certain customers or investors in projects of our PowerLight business, which could decrease demand for its products and services and which could have a material adverse effect on our business and results of operations.

PowerLight’s business has benefited from historically low interest rates in recent years, as these rates have made it more attractive for its customers to use debt financing to purchase its solar power systems. Interest rates have been rising and may continue to rise, which will likely increase the cost of financing these systems and may reduce an operating company’s profits and investors’ expected returns on investment. Rising interest rates may also make certain alternative investments more attractive to investors, and therefore lead to a decline in demand for our PowerLight business’ solar power systems, which could have a material adverse effect on our business and results of operations.

We depend on a third-party subcontractor in China to assemble a majority of our solar cells into solar panels and any failure to obtain sufficient assembly and test capacity could significantly delay our ability to ship our solar panels and damage our customer relationships.

Historically, we have relied on Jiawei, a third-party subcontractor in China, to assemble a majority of our solar cells into solar panels and perform panel testing and to manage test, packaging, warehousing and shipping of our solar panels. We do not have a long-term agreement with Jiawei and we typically obtain services from them based on short-term purchase orders that are generally aligned with timing specified by our customers’ purchase orders and our sales forecasts. If the operations of Jiawei were disrupted or their financial stability impaired, or if they should choose not to devote capacity to our solar panels in a timely manner, our business would suffer as we may be unable to produce finished solar panels on a timely basis. In addition, we supply inventory to Jiawei and we bear the risk of loss, theft or damage to our inventory while it is held in their facilities.

As a result of outsourcing this final step in our production, we face several significant risks, including:

•	lack of assembly and testing capacity and higher prices;

•	limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

•	delays resulting from an inability to move production to an alternate provider.

The ability of our subcontractor to perform assembly and test is limited by their available capacity. We do not have a guaranteed level of production capacity with our subcontractor, and it is difficult to accurately forecast our capacity needs because of the shifting mix between sales of solar cells and solar panels and the timing of expanding our manufacturing capacity. Other customers of Jiawei that are larger and better financed than we are, or that have long-term agreements in place, may induce Jiawei to reallocate capacity to them. Any reallocation could impair our ability to secure the supply of solar panels that we need for our customers. In addition, interruptions to the panel manufacturing processes caused by a natural or man-made disaster could result in partial or complete disruption in supply until we are able to shift manufacturing to another facility. It may not be possible to obtain sufficient capacity or comparable production costs at another facility. Migrating our design methodology to a new third-party subcontractor or to a captive panel assembly facility could involve increased costs, resources and development time. Utilizing additional third party subcontractors could expose us to further risk of losing control over our intellectual property and the quality of our solar panels. Any reduction in the supply of solar panels could impair our revenue by significantly delaying our ability to ship products and potentially damage our relationships with existing customers.

One of PowerLight’s key products, PowerTracker®, was acquired through an assignment and acquisition of the patents associated with the product from a third party individual, and if we are unable to continue to use this product, our business, prospects, operating results and financial condition would be materially harmed.

In September 2002, PowerLight entered into a Technology Assignment and Services Agreement and other ancillary agreements with Jefferson Shingleton and MaxTracker Services, LLC, a New York limited liability company controlled by Mr. Shingleton. These agreements form the basis for its intellectual property rights in its PowerTracker™ products. Under such agreements, as later amended, Mr. Shingleton assigned to PowerLight his MaxTracker™, MaxRack™, MaxRack Ballast™ and MaxClip™ products and all related intellectual property rights. Mr. Shingleton is obligated to provide consulting services to PowerLight related to such technology until December 31, 2012 and is required to assign to PowerLight any enhancements he makes to the technology while providing such consulting services. Mr. Shingleton retains a first security interest in the patents and patent applications assigned until the earlier of the expiration of the patents, full payment by PowerLight to Mr. Shingleton of all of the royalty obligations under the Technology Assignment and Services Agreement, or the termination of the Technology Assignment and Services Agreement. In the event of PowerLight’s default under the Technology Assignment and Services Agreement, MaxTracker Services and Mr. Shingleton may terminate the agreements and the related assignments and cause the intellectual rights assigned to it to be returned to Mr. Shingleton or MaxTracker Services, including patents related to PowerTracker®. In addition, upon such termination, PowerLight must grant Mr. Shingleton a perpetual, non-exclusive, royalty-free right and license to use, sell, and otherwise exploit throughout the world any intellectual property MaxTracker Services or Mr. Shingleton developed during the provision of consulting services to PowerLight. Events of default by PowerLight which could enable Mr. Shingleton or Max Tracker Services to terminate the agreements and the related assignments and cause the intellectual rights assigned to it to be returned to Mr. Shingleton or MaxTracker Services include the following:

•	if PowerLight files a petition in bankruptcy or equivalent order or petition under the laws of any jurisdiction;

•	if a petition in bankruptcy or equivalent order or petition under the laws of any jurisdiction is filed against it which is not dismissed within 60 days of such filing;

•	if PowerLight’s assets are assigned for the benefit of creditors;

•	if PowerLight voluntarily or involuntarily dissolves (except in connection with the Merger, for which PowerLight received a waiver of this condition);

•	if PowerLight fails to pay any amount due under the agreements when due and does not remedy such failure to pay within 10 days of written notice of such failure to pay; or

•	if PowerLight defaults in the performance of any of its material obligations under the agreements when required (other than payment of amounts due under the agreements), and such failure is not remedied within 30 days of written notice to it of such default from Mr. Shingleton or MaxTracker Services. However, if such a default can reasonably be cured after the 30-day period, and PowerLight commences cure of such default within 30-day period and diligently prosecutes that cure to completion, such default does not trigger a termination right unless and until PowerLight ceases commercially reasonable efforts to cure such default.

If PowerLight is unable to continue to use and sell PowerTracker® as a result of the termination of the agreements and the related assignment or any other reason, our business, prospects, operating results and financial condition would be materially harmed.

We are dependent on our intellectual property, and we may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in the loss of significant rights.

From time to time, we, our customers or third-parties with whom we work may receive letters, including letters from various industry participants, alleging infringement of their patents. Although we are not currently aware of any parties pursuing or intending to pursue infringement claims against us, we cannot assure you that we will not be subject to such claims in the future. Also, because patent applications in the United States and many other jurisdictions are kept confidential for 18 months before they are published, we may be unaware of pending patent applications that relate to our products. Our third-party suppliers may also become subject to infringement claims, which in turn could negatively impact our business. We ceased use of certain licensed technology for which we have not paid royalties since the second quarter of 2004 because our current products do not use the licensed technology. However, the licensor could challenge these actions and litigate against us. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition. If there is a successful claim of infringement against us, our customers or our third-party intellectual property providers, we may be required to pay substantial damages to the party claiming infringement, stop selling products or using technology that contains the allegedly infringing intellectual property, or enter into royalty or license agreements that may not be available on acceptable terms, if at all. Parties making infringement claims may also be able to bring an action before the International Trade Commission that could result in an order stopping the importation into the United States of our solar cells. Any of these judgments could materially damage the our business. We may have to develop non-infringing technology, and our failure in doing so or in obtaining licenses to the proprietary rights on a timely basis could have a material adverse effect on our business.

We may file claims against other parties for infringing our intellectual property that may be very costly and may not be resolved in our favor.

We cannot guarantee that infringement of our intellectual property by other parties does not exist now or that it will not occur in the future. To protect our intellectual property rights and to maintain our competitive advantage, we may file suits against parties who we believe infringe our intellectual property. Intellectual property litigation is expensive and time consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition, and our enforcement efforts may not be successful. In certain situations, we may have to bring such suit in foreign jurisdictions, in which case we are subject to additional risk as to the result of the proceedings and the amount of damage that we can recover. Certain foreign jurisdictions may not provide protection to intellectual property comparable to that in the United States Our engagement in intellectual property enforcement actions may negatively impact our financial results.

We may not be able to prevent others from using the SunPower name or similar mark in connection with their solar power products which could adversely affect the market recognition of our name and our revenue.

“SunPower” is our registered trademark in the United States for use with solar cells and solar panels. We are seeking similar registration of the “SunPower” trademark in foreign countries but we may not be successful in some of these jurisdictions. For example, we have received initial rejection of our application to register the “SunPower” trademark in Canada and Japan based on prior registration by other people. In the foreign jurisdictions where we are unable to obtain this registration or have not tried, others may be able to sell their products using the SunPower trademark which could lead to customer confusion. In addition, if there are jurisdictions where someone else has already established trademark rights in the SunPower name, we may face trademark disputes and may have to market our products with other trademarks, which also could hurt our marketing efforts. We may encounter trademark disputes with companies using marks which are confusingly similar to SunPower which if not resolved favorably could cause our branding efforts to suffer. In addition, we may have difficulty in establishing strong brand recognition with consumers if others use similar marks for similar products.

PowerLight holds registered trademarks for PowerLight®, PowerGuard®, PowerTracker® and SunTile® in the United States, registered trademarks for PowerLight® and PowerGuard® in Europe, and pending trademark applications for PowerTilt™ in the United States. It has not registered, and may not be able to register, these trademarks elsewhere.

We rely primarily upon copyright and trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

We seek to protect our proprietary manufacturing processes, documentation and other written materials primarily under trade secret and copyright laws. We also typically require employees and consultants with access to our proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology. In addition, our proprietary rights may not be adequately protected because:

•	people may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it;

•	policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use; and

•	the laws of other countries in which we market our solar cells, such as some countries in the Asia/Pacific region, may offer little or no protection for our proprietary technologies.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so. Any inability to adequately protect our proprietary rights could harm our ability to compete, to generate revenue and to grow our business.

We may not obtain sufficient patent protection on the technology embodied in the solar cells we currently manufacture and market, which could harm our competitive position and increase our expenses.

Although we rely primarily on trade secret laws and contractual restrictions to protect the technology in the solar cells we currently manufacture and market, our success and ability to compete in the future may also depend to a significant degree upon obtaining patent protection for our proprietary technology. As of September 30, 2006, in the United States, SunPower owned seven issued patents and jointly owned another three patents, and had 18 U.S. and 10 foreign patent applications pending. These patent applications cover aspects of the technology in the solar cells we currently manufacture and market. Patents that we currently own or license-in do not cover the solar cells that we presently manufacture and market. As of September 30, 2006, including the United States and foreign countries, PowerLight had a total 61 issued patents and 44 pending patent applications. PowerLight intends to continue to seek patent protection for those aspects of its technology, designs, and methodologies and processes that it believes provide significant competitive advantages. PowerLight’s material patents primarily relate to PowerGuard®, PowerTilt™ and PowerTracker®.

Our patent applications may not result in issued patents, and even if they result in issued patents, the patents may not have claims of the scope we seek. In addition, any issued patents may be challenged, invalidated or declared unenforceable. The term of any issued patents would be 20 years from their filing date and if our applications are pending for a long time period, we may have a correspondingly shorter term for any patent that may issue. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents. Also, patent protection in certain foreign countries may not be available or may be limited in scope and any patents obtained may not be as readily enforceable as in the United States, making it difficult for us to effectively protect our intellectual property from misuse or infringement by other companies in these countries. Our inability to obtain and enforce our intellectual property rights in some countries may harm our business. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.

If the effective term of our patents is decreased due to changes in patent laws or if we need to refile some of our patent applications, the value of our patent portfolio and the revenue we derive from products protected by the patents may be decreased.

The value of our patents depends in part on their duration. A shorter period of patent protection means less value of a patent. For example, the United States patent laws were amended in 1995 to change the term of patent protection from 17 years after the date of the patent’s issuance to 20 years after the earliest effective filing date of the application for a patent, unless the application was pending on June 8, 1995, in which case the term of a patent’s protection expires either 17 years after its issuance or 20 years after its filing, whichever is later. Because the time required from the filing of patent application to issuance of a patent is often longer than three years, a 20-year patent term from the filing date may result in substantially shorter patent protection. Also, we may need to refile some of our patent applications and, in these situations, the patent term will be measured from the date of the earliest priority application to which benefit is claimed in such a patent application. This would also shorten our period of patent exclusivity. A shortened period of patent exclusivity may negatively impact our revenue protected by our patents.

Our intellectual property indemnification practices may adversely impact our business.

We are required by contract to indemnify some of our customers and our third-party intellectual property providers for certain costs and damages of patent infringement in circumstances where our solar cells are a factor creating the customer’s or these third-party providers’ infringement liability. This practice may subject us to significant indemnification claims by our customers and our third-party providers. We cannot assure you that indemnification claims will not be made or that these claims will not harm our business, operating results or financial condition.

The success of our business depends on the continuing contributions of our key personnel.

We rely heavily on the services of our key executive officers, including Thomas H. Werner, our Chief Executive Officer, Emmanuel T. Hernandez, our Chief Financial Officer, Dr. Richard Swanson, our President and Chief Technology Officer, PM Pai, our Chief Operating Officer and Thomas Dinwoodie, PowerLight’s Chief Executive Officer. The loss of services of any principal member of our management team, particularly Thomas H. Werner, Emmanuel T. Hernandez, Dr. Richard Swanson, PM Pai and Thomas Dinwoodie could adversely impact our operations. In addition, our technical personnel represent a significant asset and serve as the source of our technological and product innovations. We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled managerial, engineering and sales and marketing personnel. However, we cannot guarantee that any employee will remain employed at the Company for any definite period of time since all of our employees, including Messrs. Werner, Hernandez, Swanson, Pai and Dinwoodie serve at-will and may terminate their employment at any time for any reason.

Our headquarters, research and development and manufacturing facilities, the facilities of our subcontractor upon which we rely to assemble and test our solar panels and facilities of our suppliers of silicon ingots, are located in regions that are subject to earthquakes and other natural disasters.

Our headquarters, including research and development operations, our manufacturing facility and the subcontractor upon which we rely to assemble and test our solar panels are located in countries that are subject to earthquakes and other natural disasters. Our headquarters and research and development operations are located in the United States, our manufacturing facility is located in the Philippines, and our subcontractor for assembly and test of solar panels is located in China. Since we do not have redundant facilities, any earthquake, tsunami or other natural disaster in these countries could materially disrupt our production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of our solar cells.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all foreign, U.S. federal, state and local laws and regulations regarding pollution control and protection of the environment. In addition, under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. To date such laws and regulations have not had a significant impact on SunPower’s or our PowerLight business’ operations, and we believe that we have all necessary permits to conduct their respective operations as they are presently conducted. If we fail to comply with present or future environmental laws and regulations, however, we may be required to pay substantial fines, suspend production or cease operations. Under SunPower’s separation agreement with Cypress, SunPower will indemnify Cypress from any environmental liabilities associated with SunPower’s operations and facilities in San Jose, California and the Philippines.

We maintain self-insurance for certain indemnities we have made to our officers and directors.

Our certificate of incorporation, by-laws and indemnification agreements require us to indemnify our officers and directors for certain liabilities that may arise in the course of their service to us. We self-insure with respect to potential indemnifiable claims. Although we have insured our officers and directors against certain potential third-party claims for which we are legally or financially unable to indemnify them, we intend to self-insure with respect to potential third-party claims which give rise to direct liability to such third-party or an indemnification duty on our part. If we were required to pay a significant amount on account of these liabilities for which we self-insure, our business, financial condition and results of operations could be seriously harmed.

Changes to financial accounting standards may affect our results of operations and cause it to change our business practices.

We prepare our financial statements to conform with U.S. GAAP. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conducts our business. For example, accounting policies affecting many aspects of our business, including rules relating to employee stock option grants, have recently been revised. The Financial Accounting Standards Board, or the FASB, and other agencies have made changes to U.S. GAAP, that required U.S. companies, starting in the first quarter of fiscal 2006, to record a charge to earnings for employee stock option grants and other equity incentives. We may have significant and ongoing accounting charges resulting from option grant and other equity awards that could reduce our net income or increase our net loss. In addition, since SunPower and PowerLight historically used equity-related compensation as a component of their total employee compensation program, the accounting change could make the use of equity-related compensation less attractive to us and therefore make it more difficult to attract and retain employees.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

Beginning in connection with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue its own opinion on our internal control over financial reporting. Because we have not been subject to these requirements before, we and our independent accountants have not reviewed our internal controls for purposes of Section 404 in the past, and are now in the process of doing so for the first time. Although Cypress completed its Section 404 compliance for its Annual Report on Form 10-K for the fiscal years ended December 31, 2004 and 2005, the review of our internal controls as part of this process was limited in scope and you should not conclude from this Cypress process that our internal controls were adequate to the extent required of an independent public company at that time. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. We are preparing for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate control over our financial processes and reporting, or that we or our independent registered public accounting firm will be able to provide the attestation and opinion required in connection with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, future non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from The NASDAQ Global Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Our efforts to establish an effective, unified system of internal control over financial reporting could present challenges.

PowerLight has not been required to prepare a report on the effectiveness of its internal controls over financial reporting because it was not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In August 2006, PowerLight’s audit committee received a letter from its independent auditors identifying certain material weaknesses in its internal controls over financial reporting relating to its audits for 2005, 2004 and 2003. In addition, PowerLight had to restate its 2004 and 2003 financial statements to correct previously reported amounts primarily related to its contract revenue, contract costs, accrued warranty, California state sales tax accrual and inventory items. If material weaknesses in the PowerLight business’ internal controls over financial reporting persist or if new deficiencies are identified, we may be unable to accurately and timely report our financial results.

We have been responsible for establishing and maintaining disclosure controls and procedures as defined in the Exchange Act Rules. We will be required to report on the effectiveness of our internal controls over financial reporting for the first time in our annual report on Form 10-K for the fiscal year ended December 31, 2006, although our report on our internal controls over financial reporting will not include an assessment of PowerLight’s internal controls until our annual report on Form 10-K for the fiscal year ended December 31, 2007 (the first fiscal year to end after the date of the Merger), unanticipated factors may hinder the effectiveness or delay the integration of SunPower’s and PowerLight’s control systems. We cannot predict whether we will be able to establish an effective, unified system of internal controls over financial reporting.

We face competition in the market for our imaging detectors and infrared detectors, and if we fail to compete effectively, we will lose or fail to gain market share.

We compete with companies such as Hamamatsu Photonics K.K. and UDT Sensors, Inc. in the market for high performance imaging detectors. In addition we compete with companies such as Vishay Intertechnology, Inc., Rohm Co., Ltd. and Agilent Technologies, Inc. in the market for infrared detectors. We may face competition in the future from other manufacturers of high performance imaging detectors, infrared detectors or alternative devices. The use of alternative devices, including low power, high data rate wireless protocols, may replace existing detectors and limit our market opportunity. Our current and future competitors may have longer operating histories, greater name recognition and greater financial, sales and marketing, technical and other resources than us or may develop technologies superior to those incorporated in our imaging detectors and infrared detectors. If we fail to compete successfully, we may be unable to expand our customer base for our imaging detectors and our business would suffer.

Because of the lengthy sales cycles for our imaging detectors and the relatively fixed nature of a significant portion of our expenses, we may incur substantial expenses before we earn associated revenue and may not ultimately achieve our forecasted sales for our imaging detectors.

Our sales cycles from design to manufacture of our imaging detectors can typically take 12 to 18 months. Sales cycles for our imaging detectors are lengthy for a number of reasons, including:

•	our customers usually complete an in-depth technical evaluation of our imaging detectors before they place a purchase order;

•	the commercial adoption of our imaging detectors is typically limited during the initial release of their products to evaluate performance and consumer demand;

•	failure to deliver a product in a timely manner can seriously delay or cancel introduction; and

•	the development and commercial introduction of products incorporating complex technology frequently are delayed or canceled.

As a result of our lengthy sales cycles, we may incur substantial expenses before we earn associated revenue because a significant portion of our operating expenses is relatively fixed and based on expected revenue. If customer cancellations or product changes occur, this could result in the loss of anticipated sales without allowing us sufficient time to reduce our operating expenses.

Risks Related to Our Relationship with Cypress Semiconductor Corporation

As long as Cypress controls us, the ability of our other stockholders to influence matters requiring stockholder approval will be limited.

As of September 30, 2006, Cypress owned all 52,033,287 shares of outstanding SunPower class B common stock, representing approximately 75% of the total outstanding shares of SunPower common stock, or approximately 70% of such shares on a fully diluted basis after taking into account outstanding options, and 96% of the voting power of SunPower’s outstanding capital stock. After giving effect to the Merger, Cypress’s holdings represent approximately 70.6% of the total outstanding shares of SunPower common stock, or approximately 64.5% of such shares on a fully diluted basis after taking into account outstanding options, and 95.0% of the voting power of SunPower’s outstanding capital stock. The holders of class A common stock and class B common stock have substantially similar rights, preferences and privileges except with respect to voting and conversion rights and other protective provisions. Holders of class B common stock are entitled to eight votes per share of class B common stock, and the holders of class A common stock are entitled to one vote per share of class A common stock. If Cypress transfers shares of class B common stock to any party other than a successor in interest or a subsidiary of Cypress prior to a tax-free distribution to its stockholders, those shares would automatically convert into shares of class A common stock. Other than through such transfers or voluntary conversions by Cypress of shares of class B common stock into shares of class A common stock, only at such time, if at all, that Cypress, its successors in interest (not including its stockholders following a dissolution) and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding will all shares of class B common stock automatically convert into shares of our class A common stock on a one-for-one basis. Until such time, by virtue of the voting power afforded the shares of class B common stock, Cypress will be able to effectively elect all of the members of our board of directors.

In addition, until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, Cypress will have the ability to take stockholder action without the vote of any other stockholder and, by virtue of the voting power afforded the shares of class B common stock, investors will not be able to affect the outcome of any stockholder vote during this period. As a result, Cypress will have the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through the board of directors, any determination with respect to the Combined Company’s business plans and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers and other business combinations;

•	our acquisition or disposition of assets;

•	our financing activities;

•	changes to the agreements providing for our separation from Cypress;

•	the allocation of business opportunities that may be suitable for us;

•	the payment of dividends on the class A common stock; and

•	the number of shares available for issuance under our stock plans.

Cypress’s voting control may discourage transactions involving a change of control of SunPower, including transactions in which holders of class A common stock might otherwise receive a premium for their shares over the then current market price. Except for a limited time in connection with the Merger, Cypress is not prohibited from selling a controlling interest in us to a third party and may do so without approval of holders of class A common stock and without providing for a purchase of class A common stock. Accordingly, shares of class A common stock may be worth less than they would be if Cypress did not maintain voting control over us.

Our ability to continue to manufacture our imaging detectors and our solar cells in our current facilities with our current and planned manufacturing capacities, and therefore to maintain and increase revenue and achieve profitability, depends to a large extent upon the continued success of our relationship with Cypress.

Our imaging detectors are manufactured for us by Cypress and are processed and tested in our San Jose, California facility. We do not have a long-term fixed-price agreement with Cypress for the manufacturing of our imaging detectors, but instead operate on a purchase order basis. The processes for manufacturing our imaging detectors are highly complex, specialized and proprietary. If Cypress is unable to continue manufacturing our imaging detectors for us, our manufacturing output would be interrupted and delayed, and we would incur increased expenses in establishing relationships with alternative manufacturers at market prices. We may not be able to find alternative manufacturers on terms acceptable to us, and we may be unable to establish our own operations in a timely or cost-effective manner, if at all.

We manufacture our solar cells in our Philippines manufacturing facility which we lease from Cypress. We are in the process of expanding existing facilities for solar and panel assembly. If we are unable to expand in our current facility or are required to move our manufacturing facility, we would incur significant expenses as well as lost sales. Furthermore, we may not be able to locate a facility that meets our needs on terms acceptable to us. Any of these circumstances would increase our expenses and decrease our total revenue and could prevent us from sustaining profitability.

Our historical financial information as a business segment of Cypress prior to our initial public offering may not be representative of our results as an independent public company.

The historical financial information we have incorporated by reference into this prospectus does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented prior to our initial public offering. The historical costs and expenses reflected in our audited and unaudited consolidated financial statements include an allocation for certain corporate functions historically provided by Cypress prior to our initial public offering, including centralized legal, tax, treasury, information technology, employee benefits and other Cypress corporate services and infrastructure costs. These expense allocations were based on what we and Cypress considered reasonable reflections of the utilization of services provided or the benefit received by us. The historical financial information prior to our initial public offering is not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made adjustments to such historical financial information to reflect many significant changes that occurred or may yet occur in our cost structure, funding and operations as a result of our separation from Cypress, including changes in our employee base, changes in our tax structure, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company.

Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the expiration of our services agreements with Cypress.

As a subsidiary of Cypress, we have relied on administrative and other resources of Cypress to operate our business. In connection with our initial public offering, we entered into various service agreements to retain the ability for specified periods to use these Cypress resources. These agreements will expire upon the earlier or November 2009 or a change of control of our Company. We need to create our own administrative and other support systems or contract with third parties to replace Cypress’ systems. In addition, we recently established disclosure controls and procedures and internal control over financial reporting as part of our becoming a separate public company in November 2005. These services may not be provided at the same level as when we were a wholly owned subsidiary of Cypress, and we may not be able to obtain the same benefits that we received prior to the separation. These services may not be sufficient to meet our needs, and after our agreements with Cypress expire, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with Cypress. Any failure or significant downtime in our own administrative systems or in Cypress’ administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

We may experience increased costs resulting from a decrease in our purchasing power and we may have difficulty obtaining new customers due to our relatively small size after our separation from Cypress.

Historically, we were able to take advantage of Cypress’ size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit services. We are a smaller company than Cypress, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to our separation from Cypress. These risks would be come more pronounced if Cypress were to cease to own a majority of our stock. As an independent company, we may be unable to obtain goods, technology and services at prices or on terms as favorable as those available to us prior to our separation from Cypress, which could increase our costs and reduce our profitability. In addition, as a smaller, separate, stand-alone company, we may encounter more customer concerns about our viability as a separate entity, which could harm our business, financial condition and results of operations. Our future success depends on our ability to maintain our current relationships with existing customers, and we may have difficulty attracting new customers.

Our agreements with Cypress require us to indemnify Cypress for certain tax liabilities. These indemnification obligations may limit our ability to obtain additional financing or participate in future acquisitions for up to two years.

We have entered into a tax sharing agreement with Cypress, under which we and Cypress agree to indemnify one another for certain taxes and similar obligations that the other party could incur under certain circumstances. In general, we will be responsible for taxes relating to our business. Furthermore, we may be held jointly and severally liable for taxes determined on a consolidated basis even though Cypress is required to indemnify us for its taxes pursuant to the tax sharing agreement. After the date we cease to be a member of Cypress’ consolidated group for federal income tax purposes or state income tax purposes, as and to the extent that we become entitled to utilize on our separate tax returns portions of those credit or loss carryforwards existing as of such date, we will distribute to Cypress the tax effect (estimated to be 34% for federal income tax purposes) of the amount of such tax loss carryforwards so utilized and the amount of any credit carryforwards so utilized. We will distribute these amounts to Cypress in cash or in our shares, at our option. Upon completion of our follow-on public offering of class A common stock in June 2006, we were no longer considered to be a member of Cypress’ consolidated group for federal income tax purposes. Accordingly, we will be subject to the obligations payable to Cypress for any federal income tax credit or loss carryforwards utilized in its federal tax returns. As of December 31, 2005, we had approximately $36.5 million of federal net operating loss carryforwards and approximately $4.8 million of California net operating loss carryforwards, meaning that such potential future payments to Cypress, which would be made over a period of several years, would therefore aggregate approximately $15.0 million.

If Cypress distributes our class B common stock to Cypress stockholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, or the Code, Cypress intends to obtain an opinion of counsel to the effect that such distribution qualifies under Section 355 of the Code. Despite such an opinion, however, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of our voting power or economic value is acquired as part of a plan or series of related transactions that includes the distribution of our stock. The tax sharing agreement includes our obligation to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after the distribution, other than liability attributable solely to certain dispositions of our stock by Cypress, that cause Cypress’ distribution of shares of our stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code. Under current law, following a distribution by Cypress and for up to two years thereafter, our obligation to indemnify Cypress will be triggered only if we issue stock or otherwise participate in one or more transactions other than the distribution in which 50% or more of our voting power or economic value is acquired in financing or acquisition transactions that are part of a plan or series of related transactions that includes the distribution. If such an indemnification obligation is triggered, the extent of our liability to Cypress will generally equal the product of (a) Cypress’ top marginal federal and state income tax rate for the year of the distribution, and (b) the difference between the fair market value of our class B common stock distributed to Cypress stockholders and Cypress’ tax basis in such stock as determined on the date of the distribution. Our ability to use our equity to obtain additional financing or to engage in acquisition transactions for a period of time after a distribution will be restricted if we can only sell or issue a limited amount of our stock before triggering our obligation to indemnify Cypress for taxes it incurs under Section 355(e) of the Code.

For example, under the current tax rules, if Cypress were to make a complete distribution of its class B common stock and our total outstanding capital stock at the time of such distribution was 69,000,000 shares, unless we qualified for one of several safe harbor exemptions available under the Treasury Regulations, in order to avoid our indemnification obligation to Cypress, we could not, for up two years from the date of Cypress’ distribution, issue 69,000,000 or more shares of class A common stock, nor could we participate in one or more transactions (excluding the distribution itself) in which 34,500,000 or more shares of our then existing class A common stock were to be acquired in connection with a plan or series of related transactions that includes the distribution. In addition, these limits could be lower depending on certain actions that we or Cypress might take before or after a distribution. If we were to participate in such a transaction, assuming Cypress distributed 52,000,000 shares, Cypress’ top marginal income tax rate is 40% for federal and state income tax purposes, the fair market value of our class B common stock is $32.00 per share and Cypress’ tax basis in such stock is $5.00 per share on the date of their distribution, then our liability under our indemnification obligation to Cypress would be approximately $562.0 million.

Third parties may seek to hold us responsible for liabilities of Cypress.

Third parties may seek to hold us responsible for Cypress’ liabilities. Under our separation agreements with Cypress, Cypress will indemnify us for claims and losses relating to liabilities related to Cypress’ business and not related to our business. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Cypress.

Our inability to resolve any disputes that arise between us and Cypress with respect to our past and ongoing relationships may result in a significant reduction of our revenue.

Disputes may arise between Cypress and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Cypress;

•	the cost of wafers for our imaging detectors;

•	employee retention and recruiting;

•	business combinations involving us;

•	pricing for transitional services;

•	sales or distributions by Cypress of all or any portion of its ownership interest in us;

•	the nature, quality and pricing of services Cypress has agreed to provide us; and

•	business opportunities that may be attractive to both Cypress and us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

The agreements we entered into with Cypress may be amended upon agreement between the parties. While we are controlled by Cypress, we may not have the leverage to negotiate amendments to these agreements if required on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Some of our directors and executive officers may have conflicts of interest because of their ownership of Cypress common stock, options to acquire Cypress common stock and positions with Cypress.

Some of our directors and executive officers own Cypress common stock and options to purchase Cypress common stock. In addition, some of our directors are executive officers and/or directors of Cypress. Ownership of Cypress common stock and options to purchase Cypress common stock by our directors and officers and the presence of executive officers or directors of Cypress on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and Cypress. For example, corporate opportunities may arise that concern both of our businesses, such as the potential acquisition of a particular business or technology that is complementary to both of our businesses. In these situations, our amended and restated certificate of incorporation provides that directors and officers who are also directors or officers of Cypress have no duty to communicate or present such corporate opportunity to us unless it is specifically applicable to the solar energy business and not applicable to or reasonably related to any business conducted by Cypress, have the right to deal with such corporate opportunity in their sole discretion and shall not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that such director or officer pursues or acquires such corporate opportunity for itself or for Cypress. In addition, we have not established at this time any procedural mechanisms to address actual or perceived conflicts of interest of these directors and officers and expect that our board of directors, in the exercise of its fiduciary duties, will determine how to address any actual or perceived conflicts of interest on a case-by-case basis. If any corporate opportunity arises and if our directors and officers do not pursue it on our behalf pursuant to the provisions in our amended and restated certificate of incorporation, we may not become aware of, and may potentially lose, a significant business opportunity.

Because Cypress is not obligated to distribute to its stockholders or otherwise dispose of our common stock that it owns, we will continue to be subject to the risks described above relating to Cypress’ control of us if Cypress does not complete such a transaction.

Cypress is not obligated to distribute to its stockholders or otherwise dispose of the shares of our class B common stock that it beneficially owns, although it might elect to do so in the future. Cypress announced on October 6, 2006 and reiterated on October 19, 2006 that it was exploring ways in which to allow its stockholders to fully realize the value its investment in us. Moreover, completion of any such transaction could be contingent upon, among other things, the receipt of a favorable tax ruling from the Internal Revenue Service and/or a favorable opinion of Cypress’ tax advisor as to the tax-free nature of such a transaction for U.S. federal income tax purposes.

Unless and until such a distribution occurs or Cypress otherwise disposes of shares so that it, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding, we will continue to face the risks described above relating to Cypress’ control of us and potential conflicts of interest between Cypress and us. We may be unable to realize potential benefits that could result from such a distribution by Cypress, such as greater strategic focus, greater access to capital markets, better incentives for employees and more accountable management, although we cannot guarantee that we would realize any of these potential benefits if such a distribution did occur. In addition, speculation by the press, investment community, our customers, our competitors or others regarding whether Cypress intends to complete such a distribution or otherwise dispose of its controlling interest in us could harm our business or lead to volatility in our stock price.

So long as Cypress continues to hold a controlling interest in us or is otherwise a significant stockholder, the liquidity and market price of our class A common stock may be adversely impacted. In addition, there can be no assurance that Cypress will distribute or otherwise dispose of any of its shares of our class B common stock.

Cypress’ ability to replace our board of directors may make it difficult for us to recruit independent directors.

Cypress may at any time replace our entire board of directors. Furthermore, some actions of our board of directors require the approval of 75% of our directors except to the extent this condition is waived by Cypress. As a result, unless and until Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, Cypress could exercise significant control over our board of directors. As such, individuals who might otherwise accept a board position at SunPower may decline to serve, and Cypress may be able to control important decisions made by our Board of Directors.

Risks Related to Our Class A Common Stock

Our stock price is volatile, and a liquid trading market for our class A common stock may not be sustained.

Our class A common stock has a limited trading history in a public market. The trading price of our class A common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, the stock market in general and The NASDAQ Global Market and technology companies in particular have experienced extreme price and volume fluctuations. These trading prices and valuations, including our own market valuation and those of companies in our industry generally, may not be sustainable. These broad market and industry factors may decrease the market price of our class A common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Substantial future sales or other dispositions of our class A common stock or other securities could cause our stock price to fall.

Sales of our class A common stock in the public market or sales of any of our other securities, or the perception that such sales could occur, could cause the market price of our class A common stock to decline. As of January 19, 2007, SunPower had 21,797,457 shares of class A common stock outstanding, and Cypress owned the 52,033,287 outstanding shares of SunPower’s class B common stock, representing approximately 70.6% of the total outstanding shares of SunPower’s common stock. Cypress may convert these shares into class A common stock at any time. Cypress has no contractual obligation to retain its shares of class A common stock. Subject to applicable United States federal and state securities laws, Cypress may sell or distribute to its stockholders any or all of the shares of class A common stock that it owns, which may or may not include the sale of a controlling interest in us.

We filed a registration statement on Form S-8 under the Securities Act covering 6,332,549 shares of SunPower class A common stock issuable under outstanding options under SunPower’s 1988 Incentive Stock Plan, under SunPower’s 1996 Stock Plan and under non-plan options granted to employees and consultants and 356,839 shares reserved for future issuance as of September 30, 2006 under SunPower’s 2005 Stock Incentive Plan. We also expect to file a registration statement relating to the resale of up to 4,106,884 shares of class A common stock held by holders of former PowerLight shares. These shares will, upon the effectiveness of that registration statement, be available for sale in the open market, although approximately 2.3 million of such shares are expected to be, upon the effectiveness of that registration statement, held in escrow as security for indemnification obligations or are subject to other restrictions on transfer, all of which restrictions will lapse from time to time beginning after the effective date of the registration statement. Sales of shares held by PowerLight’s affiliates (now affiliates of SunPower) will be subject to customary sales restrictions. In addition, we expect to file a Registration Statement on Form S-8 under the Securities Act covering 1,601,939 shares of SunPower class A common stock issuable pursuant to options, some of which are subject to vesting, assumed pursuant to the Merger.

If Cypress elects to convert its shares of class B common stock into shares of class A common stock, an additional 52,033,287 shares of class A common stock will be available for sale, subject to customary sales restrictions. In addition, except for a limited time in connection with the Merger, Cypress has the right to cause us to register the sale of its shares of class A common stock under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act.

If Cypress distributes to its stockholders shares of class A common stock that it owns, substantially all of these shares would be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of class A common stock would be sold in the open market in anticipation of, or after, any such distribution. We also are unable to predict whether a sufficient number of buyers for shares of our class A common stock would be in the market at that time.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our class A common stock is influenced by the research and reports that industry or securities analysts publish about us, our business or our market. We have only been a public company since our initial public offering in November 2005, and accordingly our stock is covered by fewer securities analysts than that of more mature public companies. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The difference in the voting rights of our class A and our class B common stock may harm the value and liquidity of our class A common stock.

The rights of the holders of class A and class B common stock are substantially similar, except with respect to voting, conversion and other protective provisions. The holders of class B common stock are entitled to eight votes per share and the holders of our class A common stock are entitled to one vote per share. The difference in the voting rights of our class A and class B common stock both before and after any distribution of our class B common stock by Cypress to its stockholders could harm the value of the class A common stock to the extent that any investor or potential future purchaser of our common stock ascribes value to the right of the holders of our class B common stock to eight votes per share. The existence of two classes of common stock could result in less liquidity for either class of common stock than if there were only one class of our common stock.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our restated certificate of incorporation may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to issue, without stockholder approval, up to 10,042,490 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	in the event that Cypress, its successors in interest and its subsidiaries no longer collectively own shares of our common stock equal to at least 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes:

•	our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	stockholders may not call special meetings of the stockholders; and

•	our board of directors will be able to alter our bylaws without obtaining stockholder approval.

Until such time as Cypress, its successor in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, and unless Cypress waives this requirement, the affirmative vote of at least 75% of the then-

authorized number of members of our board of directors will be required to: (a) adopt, amend or repeal our bylaws or certificate of incorporation; (b) appoint or remove our chief executive officer; (c) designate, appoint or allow for the nomination or recommendation for election by our stockholders of an individual to our board of directors; (d) change the size of our board of directors to be other than five members; (e) form a committee of our board of directors or establish or change a charter, committee responsibilities or committee membership of any committee of our board of directors; (f) adopt any stockholder rights plan, “poison pill” or other similar arrangement; or (g) approve any transactions that would involve a merger, consolidation, restructuring, sale of substantially all of our assets or any of our subsidiaries or otherwise result in any person or entity obtaining control of us or any of our subsidiaries. Cypress may at any time in its sole discretion waive this requirement to obtain such a supermajority vote of our board of directors.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our restated certificate of incorporation, bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than they would without these provisions.

We incur substantial compliance costs as a public company.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and The NASDAQ Global Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs in 2007 and beyond, and to make some activities more time-consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Executive Officers of the Registrant

Certain information as of January 1, 2007 regarding each of our executive officers is set forth below:

Name	Age	Position
Thomas H. Werner	45	Chief Executive Officer
Peter Aschenbrenner	50	Vice President, Sales and Marketing
Emmanuel T. Hernandez	50	Chief Financial Officer
PM Pai	57	Chief Operating Officer
Richard Swanson	60	President and Chief Technical Officer

In connection with the completion of the Merger, the Board appointed Mr. Dinwoodie as Chief Executive Officer of the PowerLight business, Mr. Wenger as Executive Vice President, Sales of the Company and Mr. Ledesma as General Counsel of the Company and appointed Peter Aschenbrenner as Vice President, Marketing of the Company. In light of the change in Mr. Aschenbrenner’s responsibilities, the Board determined that he would no longer be an executive officer of SunPower. The Board determined that the roles and responsibilities of each of the other three officers warranted designation as an executive officer.

Therefore, certain information as of January 11, 2007, regarding each of our executive officers is set forth below:

Name	Age	Position
Thomas H. Werner	45	Chief Executive Officer
Thomas L. Dinwoodie	51	Chief Executive Officer, PowerLight
Emmanuel T. Hernandez	50	Chief Financial Officer
Bruce R. Ledesma	37	General Counsel
PM Pai	57	Chief Operating Officer
Richard Swanson	60	President and Chief Technical Officer
Howard J. Wenger	47	Vice President, Global Business Units

Thomas H. Werner has served as our Chief Executive Officer and as a member of our board of directors since June 2003. Prior to joining SunPower Corporation, Mr. Werner served as chief executive officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner was vice president and general manager of the Business Connectivity Group of 3Com Corp., a network solutions company. Mr. Werner currently serves as a board member of Exar Corp., Three-Five Systems, Inc. and Silicon Light Machines.

Peter Aschenbrenner has served as our Vice President of Sales and Marketing since June 2003. Mr. Aschenbrenner has 25 years of solar industry experience, including management positions at AstroPower, Inc., Siemens Solar, PV Electric GmbH, and ARCO Solar. In connection with the closing of the Merger with PowerLight on January 11, 2007, the Board appointed Mr. Wenger as Executive Vice President, Sales of the Company and appointed Peter Aschenbrenner as Vice President, Marketing of the Company. In light of the change in Mr. Aschenbrenner’s responsibilities, the Board determined that he would no longer be an executive officer of SunPower. From April 1994 through March 2003, Mr. Aschenbrenner served as senior vice President of Global Operations at AstroPower, Inc., a solar product manufacturing company that filed for bankruptcy in February 2004 and was acquired by the General Electric Corporation. By letter dated December 12, 2006, the SEC enforcement staff notified Peter Aschenbrenner (in what is commonly referred to as a “Wells Notice”) that it intended to recommend that the SEC take legal action against him. The Wells Notice alleges that Mr. Aschenbrenner played a role in AstroPower, Inc.’s allegedly improper recognition of revenue and that Mr. Aschenbrenner committed insider trading. Under the SEC’s rules Mr. Aschenbrenner is permitted to make a submission to the staff in which he seeks to persuade the SEC that no such action should be commenced. Mr. Aschenbrenner reports that he has obtained an extension of time to file his response, and that it is now due on February 8, 2007. The transactions at issue in the Wells Notice predate Mr. Aschenbrenner’s tenure with the Company, and the SEC’s inquiry is not directed at, and does not concern, the Company or any other member of the Board or management.

Thomas L. Dinwoodie founded PowerLight and serves as Chief Executive Officer, PowerLight, a position he held, along with Chief Technical Officer and Chairman of the Board, since its incorporation in 1995. Mr. Dinwoodie currently directs overall operations of PowerLight. Prior to founding PowerLight, Mr. Dinwoodie was active for nearly two decades in energy technology, policy and new product development. He has authored many papers, and invented numerous patented PV and related products. Mr. Dinwoodie has a B.S. in Civil and Environmental Engineering from Cornell University, an M.S. in Mechanical Engineering from the Massachusetts Institute of Technology and an M.A. in Architecture from the University of California at Berkeley.

Emmanuel T. Hernandez was named executive officer in 2005. Mr. Hernandez joined SunPower Corporation as our Chief Financial Officer since April 2005. Prior to joining SunPower Corporation, Mr. Hernandez served more than eleven years as the Executive Vice President of Finance and Administration and Chief Financial Officer at our parent company, Cypress Semiconductor Corporation. Mr. Hernandez currently serves as a member of the board of directors of ON Semiconductor and Integration Associates.

PM Pai was named executive officer in 2005. Mr. Pai joined SunPower Corporation in March 2005 and serves as our Chief Operating Officer. Prior to joining SunPower, Mr. Pai served for four years as the President of Moser Baer India Ltd., a recordable optical media company, from 2001 to 2005. Mr. Pai served as an Executive Director of Xerox India from 1984 to 2001.

Bruce R. Ledesma serves as our General Counsel and previously served as General Counsel and Corporate Secretary of PowerLight. Mr. Ledesma joined PowerLight in April 2005 and was responsible for the leadership and oversight of all legal and regulatory compliance matters globally. As a member of the executive team, he also co-managed PowerLight’s business strategies, operations and corporate policies. Prior to joining PowerLight, Mr. Ledesma served as the Executive Vice President and General Counsel of Barra, Inc., a publicly traded financial risk management company, from 2002 to 2004. Prior to becoming General Counsel, from 2000 to 2002, he ran the Barra Ventures unit in a business capacity and led the company’s efforts in strategic partnerships, alliances, and all merger and acquisition activities, and was the associate general counsel from 1998 to 2000. From 1993 to 1998, Mr. Ledesma practiced as a corporate and securities attorney for the global law firm Latham & Watkins LLP, where he represented private and public companies involved in domestic and international transactions, as well as public and private debt and equity securities offerings. Mr. Ledesma holds a B.A. in economics from Stanford University and a J.D. from Harvard Law School.

Dr. Swanson co-founded SunPower Corporation in 1985. He has served as executive officer since 2003 by virtue of his position as President and Chief Technology Officer since 2003. Prior to his current position, Dr. Swanson served as Chief Executive Officer and President from 1991 to 2003 and our Vice President and Director of Technology from 1990 to 1991. From 1976 to 1991, Dr. Swanson served as a professor of electrical engineering at Stanford University.

Howard J. Wenger serves as our Vice President, Global Business Units, and previously served as Executive Vice President and a Director of PowerLight, where he shared corporate operating responsibility, overseeing its Global Business Units, and its corporate marketing and regulatory affairs departments. Mr. Wenger has over 20 years of experience in the renewable energy and energy efficiency fields. From April 1998 to May 2003 he was Vice President, North American Business of AstroPower Inc. AstroPower filed for bankruptcy in February 2004 and was acquired by the General Electric Corporation. During 1989-1998 Mr. Wenger co-founded and managed Pacific Energy Group a leading solar power consulting firm and worked for the Pacific Gas & Electric Company (“PG&E”) in both research and strategic planning. During his career, Mr. Wenger has authored many papers, and developed software programs and tools addressing various aspects of the energy business. Mr. Wenger has a B.A. in Environmental Studies and a B.A. in Geography, both from the University of California, Santa Barbara, and an M.S. in Civil, Environmental and Architectural Engineering from the University of Colorado, Boulder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of SunPower’s Common Stock as of January 23, 2007 by:

•	each of our directors;

•	our chief executive officer, our chief financial officer and each of the three other most highly compensated individuals who served as our executive officers at the end of fiscal year 2006 (the “Named Executive Officers”);

•	the three individuals who became executive officers of our Company upon the closing of the PowerLight acquisition (together with the Named Executive Officers, the “Executive Officers Group.”)

•	the Executive Officer Group and all individuals who served as directors as of January 23, 2007 as a group; and

•	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended) who is known by us to own beneficially more than 5% of our class A common stock.

Applicable beneficial ownership is based on 21,691,258 shares of class A common stock and 52,033,287 shares of class B common stock outstanding as of January 23, 2007.

	Shares Beneficially Owned (1)
	Class A Common Stock		Class B Common Stock		% Total Voting Power(2)
Name of Beneficial Owner	Shares	%	Shares	%
Directors
W. Steve Albrecht(3)	7,902	*	0	*	*
Betsy S. Atkins(4)	4,201	*	0	*	*
T.J. Rodgers(5)	10,000	*	52,033,287	100	95.0
Thomas H. Werner(6)	652,340	2.9	0	*	*
Pat Wood III(7)	12,902	*	0	*	*

Named Executive Officers
Peter Aschenbrenner(8)	140,521	*	0	*	*
Thomas L. Dinnwoodie(9)	2,291,285	10.6	0	*	*
Emmanuel T. Hernandez(10)	396,622	1.8	0	*	*
Bruce R. Ledesma(11)	61,739	*	0	*	*
P.M. Pai(12)	131,335	*	0	*	*
Richard Swanson(13)	100,564	*	0	*	*
Howard J. Wenger(14)	179,042	*	0	*	*

Executive Officer Group and Directors (12 persons)(15)	3,988,453	17.1	52,033,287	100	96.0

5% Common Stockholders
Cypress Semiconductor Corp.	0	*	52,033,287	100	95.0
Merrill Lynch & Co.(16)	1,287,045	5.9	0	*	*
BCG, Inc.; BAMCO; BCM, BSC; and Ronald Baron(17)	1,951,008	9.0	0	*	*
BlackRock, Inc., BlackRock Advisors LLC, BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, BlackRock Investment Management UK Ltd(18)	2,285,645	10.5	0	*	*
Janus Capital Management LLC, Janus Overseas Fund(19)	1,794,660	8.3	0	*	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of January 1, 2007, are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Percentage total voting power represents voting power with respect to all shares of SunPower’s Common Stock, voting as a single class. Each holder of class B common stock is entitled to eight votes per share of class B common stock and each holder of class A common stock is entitled to one vote per share of class A common stock on all matters to be submitted to stockholders for vote. The class A and class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as otherwise may be required by law. The class B common stock is convertible at any time by the holder into shares of class A common stock on a one for one basis.

(3)	Includes 1,000 shares of class A common stock held directly by Mr. Albrecht and options to purchase an aggregate of 5,902 shares of class A common stock exercisable within 60 days of January 23, 2007. Also includes 1,000 shares of restricted stock.

(4)	Includes 500 shares of class A common stock held directly by Ms. Atkins and options to purchase an aggregate of 2,701 shares of class A common stock exercisable within 60 days of January 23, 2007. Also includes 1,000 shares of restricted stock.

(5)	Includes 5,000 shares of class A common stock held directly by Mr. Rodgers and 5,000 shares of restricted stock. Also includes 52,033,287 shares of class B common stock held by Cypress. Mr. Rogers is the chief executive officer of Cypress.

(6)	Includes 10,000 shares of class A common stock held directly by Mr. Werner and options to purchase an aggregate of 642,340 shares of class A common stock exercisable within 60 days of January 23, 2007.

(7)	Includes 1,000 shares of class A common stock held directly by Mr. Wood and options to purchase an aggregate of 10,902 shares of class A common stock exercisable within 60 days of January 23, 2007. Also includes 1,000 shares of restricted stock.

(8)	Includes 42,000 shares of class A common stock held directly by Mr. Aschenbrenner and options to purchase an aggregate of 98,521 shares of class A common stock exercisable within 60 days of January 23, 2007.

(9)	Includes 2,291,285 shares of class A common stock held directly by Mr. Dinwoodie, half of which are subject to an equity restriction agreement with the Company, pursuant to which the shares are subject to certain transfer and repurchase restrictions. The restrictions lapse on one quarter of the shares semi-annually during the two-year restriction period, so long as Mr. Dinwoodie remains employed by SunPower.

(10)	Represents options held by Mr. Hernandez to purchase an aggregate of 396,622 shares of class A common stock exercisable within 60 days of January 23, 2007.

(11)	Includes no shares of class A common stock held directly by Mr. Ledesma and options to purchase an aggregate of 61,739 shares of class A common stock exercisable within 60 days of January 23, 2007, half of which are subject to an equity restriction agreement with the Company, pursuant to which the shares are subject to certain transfer and repurchase restrictions. The restrictions lapse on one quarter of the shares semi-annually during the two-year restriction period, so long as Mr. Ledesma remains employed by SunPower.

(12)	Represents options held by Mr. Pai to purchase an aggregate of 131,335 shares of class A common stock exercisable within 60 days of January 23, 2007.

(13)	Includes 15,000 shares of class A common stock held directly by Mr. Swanson and options to purchase an aggregate of 85,564 shares of class A common stock exercisable within 60 days of January 23, 2007.

(14)	Includes no shares of class A common stock held directly by Mr. Wenger and options to purchase an aggregate of 179,042 shares of class A common stock exercisable within 60 days of January 23, 2007, half of which are subject to an equity restriction agreement with the Company, pursuant to which the shares are subject to certain transfer and repurchase restrictions. The restrictions lapse on one quarter of the shares semi-annually during the two-year restriction period, so long as Mr. Wenger remains employed by SunPower.

(15)	Includes 2,373,785 shares of class A common stock held directly by the Executive Officer Group and directors and options to purchase an aggregate of 1,614,668 shares of class A common stock exercisable within 60 days of January 23, 2007. Also includes 52,033,287 shares of class B common stock held by Cypress, of which Mr. Rogers is the chief executive officer.

(16)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on July 10, 2006 by Merrill Lynch & Co. which indicated that Merrill Lynch has beneficial ownership of 1,287,045 shares of class A common stock, with shared dispositive and voting power with respect to said shares.

(17)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on or about February 14, 2006 by Baron Capital Group Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management (“BCM”), Baron Small Cap Fund (“BSC”), and Ronald Baron which indicated the following: BCG and Ronald Baron have beneficial ownership of 1,951,800 shares of class A common stock, with shared dispositive power with respect to said shares and shared voting power with respect to 1,803,400 shares; BAMCO has beneficial ownership of 1,891,208 shares of class A common stock with shared dispositive power with respect to said shares and shared voting power with respect to 1,748,900 shares; BSC has beneficial ownership of 1,000,000 shares of class A common stock with shared dispositive and voting power with respect to said shares; BCM has beneficial ownership of 59,800 shares of class A common stock with shared dispositive voting power with respect to said shares and shared voting power with respect to 54,500 shares.

(18)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on or about February 13, 2006 by BlackRock Inc. which indicated that all parties have beneficial ownership of 2,285,645 shares of class A common stock, with shared dispositive and voting powers with respect to said shares.

(19)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G, filed with the SEC on or about January 10, 2007 by Janus Management LLC (“Janus Management”) and Janus Overseas Fund (“Janus Overseas”) which indicated the following: Janus Management has beneficial ownership of 1,794,660 shares of class A common stock, with sole dispositive and voting powers with respect to said shares; Janus Overseas has beneficial ownership of 940,690 shares of class A common stock, with sole dispositive and voting powers with respect to said shares.

Pursuant to the Merger Agreement, we have also agreed to issue to certain employees of the PowerLight business shares of restricted class A common stock. As part of this issuance, each of Messrs. Wenger and Ledesma will receive 74,579 and 41,433, shares, respectively, of restricted class A common stock. These shares of restricted class A common stock vest over a four-year period at the rate of 25% per year from the day after the date on which the Merger was completed.

COMPENSATION DISCUSSION AND ANALYSIS

General

We compensate our executives through a mix of base salary, cash bonus awards and performance-based equity compensation. Our compensation program is designed to attract and retain the best possible executive talent, to tie annual and long-term cash and equity incentive compensation to the achievement of measurable corporate, business unit and individual performance objectives, and to align compensation incentives available to our executives with the goal of creating stockholder value. To achieve these objectives, we have designed and implemented incentive compensation to primarily reward our executives for positive financial performance. To this end, we tie a substantial portion of our executives’ overall compensation to measurable quarterly corporate milestones and individual Key Initiatives, or KIs. The KIs are personal accomplishment goals for the executives that are specific to their areas of responsibility and relate to the corporate milestones. In addition, we provide our executives a variety of other benefits that we also make available generally to all salaried employees.

Establishing Compensation Opportunities

Overall, our aim is to offer our executives total compensation opportunities that represent a median compensatory level among a peer group of competitive companies. Accordingly, we seek to review the compensation that we offer against that offered by peer group companies on an annual basis. We have retained AON Corporation, a compensation consulting firm, to help us identify and maintain a peer group of competitive companies to which we may refer when establishing executive compensation.

Due to the relative youth of the solar industry, however, in 2006, AON provided us with information regarding compensation programs for only chief executive officers at certain energy companies. The companies identified are Active Power, Inc.; American Superconductor Corp.; Catalytica Energy Systems, Inc.; Emcore Corporation; Energy Conversion Devices, Inc.; Evergreen Solar, Inc.; FuelCell Energy, Inc.; Plug Power Inc.; Power Integrations, Inc.; Power-One, Inc.; Quantum Fuel Systems Technologies Worldwide, Inc.; and Valence Technology, Inc. These particular companies were chosen because we believe they are the companies that most closely match our core business.

In addition to the information supplied by AON regarding compensation for chief executive officers of peer group companies, we also looked to the salary structure used by our majority stockholder, Cypress Semiconductor Corporation, for guidance regarding setting compensation for our executives other than our chief executive officer. The salary structure used by Cypress was based on Radford salary survey data for technology companies in our geographic region. The comparable Cypress salary data for our President and Chief Technical Officer and Chief Operating Officer ranged from $153,000 to $307,000. The comparable Cypress salary data for our Chief Executive Officer and Chief Financial Officer ranged from $183,000 to $367,000. For 2007 and beyond, we anticipate that AON will provide us with compensation information for all executive officers from solar industry companies.

In 2006, AON also assisted us in identifying and establishing median total compensation opportunities and with general oversight of our compensation program. This general oversight included helping us evaluate our compensation practices and assisting us with developing and implementing our executive compensation program and philosophy.

Allocation Among Compensation Components

	Base Salary	Cash Bonus Awards	Equity Compensation
Thomas H. Werner, Chief Executive Officer	61%	39%	0%
Emmanuel T. Hernandez, Chief Financial Officer	64%	36%	0%
Dr. Richard Swanson, President and Chief Technical Officer	74%	26%	0%
Peter Aschenbrenner, Vice President, Marketing and Sales	62%	38%	0%
P.M. Pai, Chief Operating Officer	74%	26%	0%

As discussed further below, due to our initial public offering in November 2005, we affirmatively decided in 2006 to not grant equity awards to our executives as part of their 2006 compensation, which has resulted in base salary representing a majority percentage of total compensation for each executive.

Compensation Components

We provide the following compensation components to our executives:

Base Salary. We establish base salaries for our executives based on the scope of their responsibilities, and take into account competitive market compensation paid by companies in our competitive peer group for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy in order to best attract, retain and equitably reward our executives.

We review base salaries annually, and adjust base salaries from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Our Compensation Committee approves the employee salary for our Chief Executive Officer, and for each officer below the Chief Executive Officer level based on the Chief Executive Officer’s input. In 2006, we implemented a merit increase program and increased our executives’ base salaries by a range of 2.3% to 12%, and by 4.5% on average. We utilized the benchmark data provided by AON when determining to increase our Chief Executive Officer’s 2006 salary by $34,250. We referred to the Cypress data when establishing a 2006 salary range for our other executives at $205,000 to $310,000, compared to a range of $200,000 to $299,520 for 2005. For 2007, we anticipate our base salary increases for executives will be under 10%.

Based on information presented to us by AON regarding market ranges for salaries at peer group companies and the Cypress data, we believe we have generally established our executives’ base salaries at approximately the median of market ranges. As a result, we believe that we compensate our executives equitably when compared to competitive or similar companies.

Cash Bonus Awards. We utilize cash bonus awards to align executive compensation with business objectives and performance. Our cash bonus is administered through our Key Employee Bonus Program, or KEBP, which has a quarterly component and an annual component. Our Compensation Committee approves the employee bonus program incentive level for our Chief Executive Officer, and for each officer below the Chief Executive Officer level based on the Chief Executive Officer’s recommendations.

For 2006, the bonus incentive targets for the executive officers ranged from 50% to 80% of base salary. For 2007, the target bonus awards (as a percentage of annual base salary) will be as follows: Chief Executive Officer, 80%; Chief Financial Officer, 80%; Chief Operating Officer, 50%; President/Chief Technical Officer, 50%; and Vice President, Marketing & Sales, 80%. These target percentages included both short-and-long term incentive award opportunities, and are established so that our officers’ annual bonus opportunities are set near the median competitive levels of comparable companies. We expect to retain these targets for 2007.

KEBP payments are based on attainment of revenue and profit goals, attainment of company milestones and the individual participant’s accomplishment of KIs. 50% to 40% of each KEBP bonus is based on achieving annual sales and profit targets and 50% to 60% based on achieving quarterly goals. The impact of these factors is explained in more detail below.

Our quarterly bonus KEBP award is formula-driven, and triggered when we achieve our Profit Before Tax, or PBT, objective for the quarter. The amount of quarterly bonus earned is first factored by the level of achievement of company milestones, which are reviewed and approved by the Compensation Committee at the beginning of the quarter. Company milestone achievement of greater than 80% results in a bonus factor of 100%. Company milestone achievement of greater than 50% but less than 80% results in a bonus factor of 50%, but company milestone bonuses paid to KEBP participants, including our named executive officers, is finally determined by the individual’s personal KI achievement. For example, if an executive is a 50% KEBP participant, and the PBT objective is achieved for the quarter, and 85% of the company milestones were achieved, and the individual achieved 75% of his individual KIs, then the executive’s quarterly KEBP award is 4.7% of base salary, calculated as: 50% of base pay as KEBP level times 50% for the quarterly component of KEBP times a 100% bonus factor for company milestones of 85% times 75% individual KIs divided by 4 for the quarterly component of KEBP target is triggered, and pre-determined company milestones and Individual KIs are met. The actual bonus is determined by our company performance and each executive officer’s level of achievement. At the beginning of each quarter, the company milestones for the succeeding quarter are determined and approved by the Compensation Committee.

The annual KEBP bonus award is also formula-driven and is assessed at the end of the fiscal year based on our attainment of sales and PBT targets for the year. Our sales and PBT targets are established at the beginning of our fiscal year and approved by our Board of Directors. For example: If an executive is a 50% KEBP participant, and we achieve our sales and profit targets for the year, then the executive will receive a KEBP award of 25% of base pay, calculated as: 50% KEBP level times 50% representing the annual component of KEBP. Historically, the annual KEBP bonuses have not been earned due to our not meeting our sales performance target. However, we met this target for 2006. Annual KEBP bonus awards are to be paid in two installments in July 2007 and January 2008. Our executives must be employed by us on the scheduled payment date in order to receive their annual KEBP bonus. If an executive is terminated prior to the scheduled payment date, his or her bonus will be forfeited. Projected bonuses are reflected in the Estimated 2006 KEBP Annual Bonus table below.

Performance-Based Equity Awards. We believe that long-term company performance is best achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. Our 2005 Stock Incentive Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards.

Due to our initial public offering in November 2005, we decided in 2006 to not grant equity awards to our executives as part of their 2006 compensation. However, we currently intend in 2007 and in subsequent years to provide our executives with restricted stock awards as a form of performance-based equity compensation, which restricted stock we expect to vest based on the attainment of certain corporate goals over a four-year schedule. We also currently expect that such grants will be based on both the degree to which the executives achieved their KIs during the prior fiscal year, and judgment applied by our Compensation Committee regarding other qualitative factors. At this time, we have not determined how the amount of equity awards in 2007 and beyond will be established, or the timing as to when we will make such equity awards. However, because we did not issue equity awards in 2006, we anticipate that equity awards in subsequent years will represent a greater percentage of total compensation for our executives.

As of January 9, 2007, our 2005 Stock Incentive Plan had approximately 147,286 shares reserved for grants of equity-based awards (an additional 200,481 shares will be reserved pursuant to the Merger Agreement). In addition to granting equity-based awards to our executives as part of a long-term incentive plan, we also intend to utilize these shares for awards to non-officer employees, including new hires, and in recognition of individual achievements and contributions to corporate or business unit performance or in circumstances where we face a critical retention need. We do not maintain any equity or other security ownership guidelines or requirements for our executives. Additionally, we do not have a formal or informal policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced. We anticipate establishing a more-detailed equity award program, including policies and practices regarding the timing of awards and Compensation Committee approval, if and when we grant equity awards to executives.

Termination of Employment Payments

Regarding performance-based equity awards, unless otherwise provided by our plan administrator in the award agreement, upon termination of a participant’s employment or service, the participant will forfeit any outstanding awards except that a participant will have 90 days following termination of employment or service to exercise any then vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant’s disability or death). Additionally, two of our executives, Mr. Werner and Mr. Hernandez, are entitled to receive certain payments from us or our affiliates in the event of certain change of control or termination events.

Businesses in our industry face a number of risks, including the risk of being acquired in the future. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain the best-possible executive talent. The terms of the change of control and severance arrangements were negotiated as part of the hiring process for Mr. Werner and Mr. Hernandez. Without these provisions, these executives may not have chosen to accept employment with us or remain employed by us. For a further description of the payments that Mr. Werner and Mr. Hernandez, two of our Named Executive Officers, are entitled to receive in the event of certain change of control or termination events, please see “Executive Compensation—Employment Agreements and Potential Payments Upon Termination or Change of Control” below.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the chief executive officer and the next four most highly compensated executive officers to the extent the compensation for any such individual exceeds one million dollars for the taxable year. Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation.

Indemnification of Officers and Directors

Article VIII of our Amended and Restated Certificate of Incorporation and Article 6 of our Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. We have entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2006 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who we refer to collectively as our Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
Thomas H. Werner, Chief Executive Officer	2006	$315,096	$0	$0	$385,549	$198,724	$0	$899,369
Emmanuel T. Hernandez, Chief Financial Officer	2006	307,582	0	0	622,859	175,502	0	1,105,943
Dr. Richard Swanson, President/Chief Technical Officer	2006	203,846	0	0	155,717	71,580	0	431,143
Peter Aschenbrenner, Vice President, Marketing & Sales	2006	211,365	0	0	132,426	127,438	0	471,229
P.M. Pai, Chief Operating Officer	2006	220,000	0	0	211,649	76,652	0	508,301

(1)	Salary represents actual salary earned and paid for in 2006 and reflects applicable mid-year salary increases. Salary includes base salary and payment in respect of accrued vacation and holidays.

(2)	There were no stock awards or option awards to our named executive officers in 2006. These amounts are the amounts of compensation cost recognized in 2006 for financial reporting purposes related to awards in prior fiscal years, excluding the effect of certain forfeiture assumptions. See Note 9 to our unaudited condensed consolidated financial statements for the nine months ended October 1, 2006 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.”

(3)	Includes KEBP quarterly bonus actually paid from first through third quarter 2006 and estimated actual fourth quarter 2006 KEBP quarterly bonus payout, which amounts were less than target, as follows: Mr. Werner, $61,772; Mr. Hernandez, $44,062; Dr. Swanson, $28,120; Mr. Aschenbrenner, $36,278; and Mr. Pai, $30,012. Also includes KEBP annual bonus that is to be paid in July 2007 and January 2008, which amount exceeded target, as follows: Mr. Werner, $136,952; Mr. Hernandez, $131,440; Dr. Swanson, $43,460; Mr. Aschenbrenner, $91,160; and Mr. Pai, $46,640. Please see the 2006 KEBP Bonus Awards tables below for a breakdown of these amounts.

Grants of Plan-Based Awards Table

During 2006, none of our named executive officers received any grants of plan-based equity awards, but received grants of KEBP bonus awards. The following table sets forth information regarding the KEBP bonus awards granted to each Named Executive Officer during 2006:

Name (a)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($) (c)		Target(1) ($) (d)	Maximum ($) (e)
Thomas H. Werner		(2)	$258,400		(2)
Emmanuel T. Hernandez		(2)	248,000		(2)
Dr. Richard Swanson		(2)	102,500		(2)
Peter Aschenbrenner		(2)	172,000		(2)
P.M. Pai		(2)	110,000		(2)

(1)	Target amounts under the 2006 KEBP are based on the assumption that we achieve 100% of our targets, and represent the following percentage of annual base salary: Mr. Werner, 80%; Mr. Hernandez, 80%; Dr. Swanson, 50%; Mr. Aschenbrenner, 80%; and Mr. Pai, 50%

(2)	Bonus awards under the 2006 KEBP, which are based on the achievement of various company milestones and individual KIs, as well as profit before tax and sales targets, are determined as the result of formulae contained in the 2006 KEBP. Achievement of certain company milestones can have an unlimited impact on KEBP bonus payment, or can reduce the KEBP bonus payment to 0 when applied to the formulae. As a result, threshold payouts and maximum payouts are not readily ascertainable for each Named Executive Officer.

The material terms of our KEBP bonus awards are described above in our “Compensation Discussion and Analysis” under the subheading “Cash Bonus Awards.” Our Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect in the future to adopt plans or programs providing for additional benefits if the Compensation Committee determines that doing so is in our best interests.

2006 KEBP Bonus Awards. The following tables set forth additional information about the bonus information disclosed above in the Summary Compensation Table:

Estimated 2006 KEBP Quarterly Based Awards (Annualized)

	2006 KEBP Target vs. Actual Bonus
Name	Target(1)	Actual(2)
Thomas H. Werner	$129,200	$61,772
Emmanuel Hernandez	124,000	44,062
Dr. Richard Swanson	61,500	28,120
Peter Aschenbrenner	86,000	36,278
P.M. Pai	66,000	30,012

(1)	Under the 2006 KEBP, quarterly target amounts represent 50% of the total target amount provided for in the Grants of Plan-Based Awards Table above for Mr. Werner, Mr. Hernandez and Mr. Aschenbrenner, and 60% of the total target amount provided for in the Grants of Plan-Based Awards Table above for Dr. Swanson and Mr. Pai.

(2)	Actual Bonus includes estimated fourth quarter 2006 KEBP payout.

Estimated 2006 KEBP Annual Bonus Payout

	2006 Annual Bonus Payout(1)
Name	July 2007(2)	January 2008(2)	Total
Thomas H. Werner	$68,476	$68,476	$136,952
Emmanuel T. Hernandez	65,720	65,720	131,440
Dr. Richard Swanson	21,730	21,730	43,460
Peter Aschenbrenner	45,580	45,580	91,160
P.M. Pai	23,320	23,320	46,640

(1)	Under the 2006 KEBP, the following annual target amounts represent 50% of the total target amount provided for in the Grants of Plan-Based Awards Table above for Mr. Werner ($129,200), Mr. Hernandez ($124,000) and Mr. Aschenbrenner ($86,000), and 40% of the total target amount provided for in the Grants of Plan-Based Awards Table above for Dr. Swanson ($41,000) and Mr. Pai ($44,000).

(2)	Under the 2006 KEBP, 2006 payouts exceed the annual target amounts. The executive must be employed by us at the scheduled payment date to receive the annual bonus. If the executive is terminated prior to the payment date for the annual bonus, the annual bonus will be forfeited.

Please see “Compensation Discussion and Analysis—Allocating Among Compensation Components” above for a description of the proportion of total compensation represented by salary and bonus.

Employment Agreements. For a description of the employment agreements that we have with certain of our executives, please see “Employment Agreements and Potential Payments Upon Termination or Change of Control” below.

Outstanding Equity Awards At Fiscal Year-End Table

The following table sets forth information regarding the outstanding equity awards held by our Named Executive Officers as of December 31, 2006:

	Option Awards(1)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Thomas H. Werner	185,006	179,994	$0.50	6/9/2013
	320,155	320,145	3.30	6/17/2014
	87,501	162,499	3.30	3/17/2015
Emmanuel T. Hernandez	338,747	462,991	3.30	4/25/2015
Dr. Richard Swanson	70,904	219,896	3.30	6/17/2014
Peter Aschenbrenner	13,751	21,249	0.50	6/9/2013
	70,003	183,997	3.30	6/17/2014
P.M. Pai	120,002	220,998	3.30	3/17/2015

(1)	All of the option grants were made under our 1996 Stock Plan. Except for the options issued to Mr. Hernandez and Mr. Pai, each of these options has a ten-year term, vests over a five-year period of employment, with a one-year initial cliff vesting period and monthly vesting thereafter, and has an exercise price equal to the market value on grant date. Mr. Hernandez’s option has a ten-year term, vests monthly over a three-year period of employment without a cliff vesting period, and has an exercise price equal to the market value on grant date. Mr. Pai’s option consisted of 50,000 shares that vested when he was hired, 35,000 shares that vested after a one-year initial cliff vesting period, and 340,000 shares that vest over a five-year period, with a one-year initial cliff vesting period and monthly vesting thereafter, each with an exercise price equal to the market value on grant date. Please also see the discussion under “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired pursuant to the exercise of options by our Named Executive Officers during 2006 and the aggregate dollar amount realized by our Named Executive Officers upon exercise of the option:

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)
Thomas H. Werner	160,000	$4,915,052
Emmanuel T. Hernandez	240,000	7,154,219
Dr. Richard Swanson	149,000	4,166,165
Peter Aschenbrenner	154,000	4,025,512
P.M. Pai	84,000	2,527,400

(1)	The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option, multiplied by the number of shares exercised.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. We do not offer such qualified or non-qualified defined benefit plans to our executives because we believe that such defined benefit plans are atypical for similar companies in both our industry and geographic region. Our Compensation Committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. To date, we have not had a significant reason to offer such non-qualified defined contribution plans or other deferred compensation plans. The Compensation Committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Regarding performance-based equity awards, unless otherwise provided by our plan administrator in the award agreement, upon termination of a participant’s employment or service, the participant will forfeit any outstanding awards except that a participant will have 90 days following termination of employment or service to exercise any then vested options or stock appreciation rights (one year if termination of employment or service is a result of the participant’s disability or death). Additionally, two of our executives, Mr. Werner and Mr. Hernandez, are entitled to receive certain payments from us or our affiliates in the event of certain change of control or termination events.

Thomas H. Werner. On May 22, 2003, Mr. Werner entered into an offer letter by which he agreed to serve as our Chief Executive Officer. Under the terms of the offer letter, Mr. Werner was entitled to receive an annual salary of $275,000 and bonus in an amount up to 80% of his base salary. Mr. Werner’s annual salary for 2006 was $323,000. In connection with the offer letter, Mr. Werner was granted an option to purchase 600,000 shares of our class A common stock at an exercise price of $0.50 per share and options to purchase 890,300 shares of our class A common stock at an exercise price of $3.30 per share, subject to anti-dilution provisions. Mr. Werner is employed by us “at-will,” which means that either he or we may terminate his employment at any time, with or without cause, and with or without notice. The offer letter also contains an agreement to enter into a confidentiality agreement with us.

Under the terms of the offer letter, upon a change of control, we agreed to negotiate in good faith with Mr. Werner on an accelerated vesting clause for his stock options, which clause could be invoked by Mr. Werner if he was not retained in an equivalent position after the change of control. We estimate the value of such accelerated stock options at $22,947,532, based on the information contained in the “Outstanding Equity Awards At Fiscal Year-End Table” above and our closing stock price of $37.17 per share on December 29, 2006, and assuming the change of control occurred on December 29, 2006. Additionally, we agreed to pay Mr. Werner an amount equivalent to one year of his base salary and provide him with one year of benefits if Mr. Werner is terminated by us without cause. These benefits include medical, dental, vision and life insurance benefits. Based on the fact that Mr. Werner did not elect to be covered under our benefit programs for 2006, but was automatically enrolled in a life insurance benefit entitling his beneficiaries to payment equal to one times his annual salary, we estimate the value of such agreement at $323,000. Please see disclosure under the “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End Table” above for more information on Mr. Werner’s current base salary and currently outstanding options.

Thomas L. Dinwoodie. Mr. Dinwoodie is a party to an amended and restated employment agreement, effective as of January 11, 2007. Pursuant to this agreement, Mr. Dinwoodie is entitled to receive a base salary of $243,338 per year, subject to annual review by the Board, and is entitled to receive an annual bonus of approximately 50% of his base salary in accordance with the Company’s Key Employee Bonus Plan.

Mr. Dinwoodie’s employment agreement expires on November 1, 2008 and renews automatically, unless terminated, for three-year periods thereafter. In the event the Company terminates Mr. Dinwoodie’s employment agreement without cause (as defined in his employment agreement), or Mr. Dinwoodie resigns for good reason (as defined in his employment agreement), Mr. Dinwoodie will be entitled to receive benefits for two years, 24 months’ salary, any earned but unpaid bonus from the year prior to his termination or resignation and his pro rata target bonus for the current year.

In the event the Company terminates Mr. Dinwoodie’s employment agreement for cause, or Mr. Dinwoodie resigns without good reason, all further vesting of Mr. Dinwoodie’s outstanding equity awards will terminate, compensation payments (except as to amounts already earned) will cease and Mr. Dinwoodie will be entitled to receive benefits only through the date of his termination or resignation.

In the event Mr. Dinwoodie’s employment agreement is terminated by reason of death or disability, Mr. Dinwoodie or his estate will be entitled to receive any earned but unpaid bonus from the year prior to his death or disability, his pro rata target bonus for the current year and benefits in accordance with the then-applicable PowerLight plans, and all of Mr. Dinwoodie’s outstanding equity awards will terminate. In addition, all provisions regarding forfeiture, restrictions on transfer and repurchase rights pursuant to the Equity Restriction Agreement (defined below) between Mr. Dinwoodie and the Company will lapse.

Emmanuel T. Hernandez. On April 1, 2005, Mr. Hernandez entered into an offer letter by which he agreed to serve as our Chief Financial Officer. Under the terms of the offer letter, Mr. Hernandez was entitled to receive an annual salary of $299,520 and bonus in an amount up to 80% of his base salary. Mr. Hernandez’s annual salary for 2006 was $310,000. In connection with the offer letter, Mr. Hernandez was granted an option to purchase 1,041,738 shares of our class A common stock at an exercise price of $3.30 per share, subject to anti-dilution provisions. The offer letter also contains an agreement to enter into a confidentiality agreement with us, and limits our ability to make certain changes that result in Mr. Hernandez’s constructive termination.

Under the terms of the offer letter, upon a change of control in which Cypress repurchases our minority interests, Mr. Hernandez’s options will fully vest. We estimate the value of such stock option vesting at $15,681,505, based on the information contained in the “Outstanding Equity Awards At Fiscal Year-End Table” above and our closing stock price of $37.17 per share on December 29, 2006, and assuming the change of control occurred on December 29, 2006. However, upon a change of control in which our management team conducts a leveraged buy-out and seeks financing from Cypress, Mr. Hernandez’s options will not accelerate. Please see disclosure under the “Outstanding Equity Awards at Fiscal Year-End Table” above for more information on Mr. Hernandez’s currently outstanding options.

Bruce R. Ledesma. Mr. Ledesma is a party to an amended and restated employment agreement, effective as of January 11, 2007. Pursuant to this agreement, Mr. Ledesma is entitled to receive a base salary of $225,000 per year, subject to annual review by the Board, and is entitled to receive an annual bonus of approximately 50% of his base salary in accordance with the Company’s Key Employee Bonus Plan.

Mr. Ledesma’s employment agreement terminates on November 1, 2008 and renews automatically, unless terminated, for three-year periods thereafter. In the event the Company terminates Mr. Ledesma’s employment agreement without cause (as defined in his employment agreement), or Mr. Ledesma resigns for good reason (as defined in his employment agreement), Mr. Ledesma will be entitled to receive, depending on his number of full years of continuous employment by the PowerLight business at the time of termination of his employment or his resignation, benefits for between six and 12 months six to 12 months’ salary, any earned but unpaid bonus from the previous year and his pro rata target bonus for the current year.

In the event the Company terminates Mr. Ledesma’s employment agreement for cause, or Mr. Ledesma resigns without good reason, all further vesting of Mr. Ledesma’s outstanding equity awards will terminate, compensation payments (except as to amounts already earned) will cease and Mr. Ledesma will be entitled to receive benefits only through the date of his termination or resignation.

In the event Mr. Ledesma’s employment agreement is terminated by reason of death or disability, Mr. Ledesma or his estate will be entitled to receive any earned but unpaid bonus from the year prior to his death or disability, his pro rata target bonus for the current year and benefits in accordance with the then-applicable PowerLight plans, and all of Mr. Ledesma’s outstanding equity awards will terminate. In addition, all provisions regarding forfeiture, restrictions on transfer and repurchase rights pursuant to the Equity Restriction Agreement between Mr. Ledesma and the Company will lapse.

P.M. Pai. On January 14, 2005, P.M. Pai entered into an offer letter by which he agreed to serve as our Chief Operating Officer. Under the terms of the offer letter, Mr. Pai was entitled to receive an annual salary of $220,000 and bonus in an amount up to 50% of his base salary. Mr. Pai’s annual salary for 2006 was also $220,000. In connection with the offer letter, Mr. Pai was granted an option to purchase 425,000 shares of our class A common stock.

Howard J. Wenger. Mr. Wenger is a party to an amended and restated employment agreement, effective as of January 11, 2007. Pursuant to this agreement, Mr. Wenger is entitled to receive a base salary of $232,523 per year, subject to annual review by the Board, and is entitled to receive an annual bonus of approximately 50% of his base salary in accordance with the Company’s Key Employee Bonus Plan.

Mr. Wenger’s employment agreement terminates on November 1, 2008 and renews automatically, unless terminated, for three-year periods thereafter. In the event the Company terminates Mr. Wenger’s employment agreement without cause (as defined in his employment agreement), or Mr. Wenger resigns for good reason (as defined in his employment agreement), Mr. Wenger will be entitled to receive, depending on his number of full years of continuous employment by the PowerLight business at the time of the termination of his employment or his resignation, benefits for between six and 12 months, six to 12 months’ salary, any earned but unpaid bonus from the year prior to his termination or resignation and his pro rata target bonus for the current year.

In the event the Company terminates Mr. Wenger’s employment agreement for cause, or Mr. Wenger resigns without good reason, all further vesting of Mr. Wenger’s outstanding equity awards will terminate, compensation payments (except as to amounts already earned) will cease and Mr. Wenger will be entitled to receive benefits only through the date of his termination or resignation.

In the event Mr. Wenger’s employment agreement is terminated by reason of death or disability, Mr. Wenger or his estate will be entitled to receive any earned but unpaid bonus from the year prior to his death or disability, his pro rata target bonus for the current year and benefits in accordance with the then-applicable PowerLight plans, and all of Mr. Wenger’s outstanding equity awards will terminate. In addition, all provisions regarding forfeiture, restrictions on transfer and repurchase rights pursuant to the Equity Restriction Agreement between Mr. Wenger and the Company will lapse.

In addition to the foregoing discussion concerning Messrs. Dinwoodie, Ledesma and Wenger, if, during the period beginning three months before and ending 18 months following a Change of Control (as defined in the respective employment agreement of each of Messrs. Dinwoodie, Wenger and Ledesma), such individual’s employment is terminated other than for Cause or he resigns for Good Reason, all of such individual’s unvested stock options or restricted stock granted from and after the date of the Merger will become fully vested.

Pursuant to his employment agreement, each of Messrs. Dinwoodie, Wenger and Ledesma also agreed to certain non-solicitation provisions, which apply for up to one (1) year following the termination of his employment.

In addition to their respective employment agreements, each of Messrs. Dinwoodie, Wenger and Ledesma, as well as certain other members of PowerLight’s management team, entered into equity restriction agreements (the “Equity Restriction Agreements”) with SunPower pursuant to which they each agreed that half of the aggregate amount of the SunPower class A common stock received by them at the closing of the Merger and the SunPower class A common stock to be received by them upon the exercise of vested stock options held by them at the closing of the Merger would be subject to certain transfer and repurchase restrictions. Specifically, these individuals agreed to give SunPower the right to repurchase the shares of SunPower class A common stock subject to the restrictions for two years following the date of the closing of the Merger. If Mr. Dinwoodie, Mr. Wenger or Mr. Ledesma is terminated for cause or resigns other than for good reason (each as defined in their respective Equity Restriction Agreement) during the restriction period, SunPower has the right to repurchase any or all of such person’s respective shares still subject to the restrictions for $0.01 per share. Provided that Mr. Dinwoodie, Mr. Wenger and Mr. Ledesma remain employed by the Company or by PowerLight, the restrictions and repurchase right lapse on one quarter of the shares semi-annually. The restrictions and repurchase right lapse immediately upon termination by reason of death or disability or upon resignation for good reason or termination other than for cause.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006:

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(3) ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
W. Steve Albrecht	$47,500	$6,876	$115,362	$0	$169,783
Patrick Wood	61,469	6,876	116,227	0	184,572
Betsy S. Atkins	79,552	6,876	142,698	0	229,126
Thurman J. Rodgers	0	34,408	0	0	34,408

(1)	The amounts listed under “Fees Earned or Paid in Cash” include, in addition to the normal retainer of $25,000, normal board fee of $10,000, and normal committee chair fee of $12,500 (which represents an annualized fee of $10,000 for the first half of 2006, and an annualized fee of $15,000 for the second half of 2006), payments for service by Mr. Wood and Ms. Atkins on a special committee of the board of $13,969 and $32,052, respectively.

(2)	These amounts are the amounts of compensation cost recognized in 2006 for financial reporting purposes related to stock awards in 2006 and prior years, excluding the effect of certain forfeiture assumptions. See Note 9 to our unaudited condensed consolidated financial statements for the nine months ended October 1, 2006 for details as to the assumptions used to determine the fair value of the stock awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.” The non-employee directors had stock awards outstanding as of December 31, 2006 for the following number of shares: Mr. Albrecht, 2,000; Mr. Wood, 2,000; Ms. Atkins, 2,000; and Mr. Rodgers, 10,000. Each non-employee director other than Mr. Rodgers received a grant of 2,000 shares of restricted stock on June 27, 2006, of which 1,000 shares were immediately vested. Mr. Rodgers received a grant of 10,000 shares of restricted stock on June 27, 2006, of which 5,000 shares were immediately vested. The entire grant date fair value (including amounts reported for 2006) of the stock award issued to the non-employee directors in 2006 was as follows: Mr. Albrecht, $53,720; Mr. Wood, $53,720; Ms. Atkins, $53,720; and Mr. Rodgers, $268,600.

(3)	These amounts are the amounts of compensation cost recognized in 2006 for financial reporting purposes related to option awards in 2006 and prior years, excluding the effect of certain forfeiture assumptions. See Note 9 to our unaudited condensed consolidated financial statements for the nine months ended October 1, 2006 for details as to the assumptions used to determine the fair value of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.” The non-employee directors had option awards outstanding as of December 31, 2006 for the following number of shares: Mr. Albrecht, 37,000; Mr. Wood, 42,000; Ms. Atkins, 34,299; and Mr. Rodgers, 0. Each non-employee director other than Mr. Rodgers received a option grant for 6,000 shares of stock, with an exercise price of $39.35, on May 4, 2006. The option vests monthly over a period of one year. The entire grant date fair value (including amounts reported for 2006) of the option award issued to the non-employee directors in 2006 was as follows: Mr. Albrecht, $187,620; Mr. Wood, $187,620; Ms. Atkins, $187,620; and Mr. Rodgers, $0.

Mr. Rogers, who is the Chief Executive Officer of Cypress, does not receive any cash compensation for his service on our Board. Otherwise, our independent directors receive an annual retainer of $25,000. In addition, non-employee directors receive annual compensation of $15,000 as committee chairpersons. Each committee member other than a committee chairperson will receive additional annual compensation of $10,000. We also reimburse non-employee directors for expenses incurred in attending meetings.

Our cash compensation program for non-employee directors described above will continue for 2007. In addition to the cash compensation, non-employee directors will automatically receive shares under our 2005 Stock Incentive Plan. An outside director who first joins our board of directors will be granted an initial option to purchase 30,000 shares of our class A common stock on the date of his or her election to our board. The initial option vests and becomes exercisable over five years, with the first 20% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each director will be automatically granted a non-statutory option to purchase 6,000 shares of our class A common stock, provided the director has served on our board for at least six months. The options will vest monthly in equal parts over a five-year period after the date of grant. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2007 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934.

Respectfully submitted,

Betsy S. Atkins, Chairwoman

W. Steve Albrecht

Pat Wood III

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during fiscal 2006 one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The required financial statements of PowerLight Corporation are attached hereto as Exhibit 99.1 and are incorporated herein by this reference.

(b) Pro Forma Financial Statements.

The required pro forma financial information is attached hereto as Exhibit 99.2 and is incorporated herein by this reference.

(d) Exhibits

Exhibit Number	Description
23.1	Consent of Ernst & Young, LLP, independent auditors.

99.1	Consolidated financial statements of PowerLight Corporation as of September 30, 2006 and 2005 and December 31, 2005 and 2004, for the nine-month periods ended September 30, 2006 and 2005 and for each of the three years in the period ended December 31, 2005.

99.2	Unaudited pro forma condensed combined financial information, as of September 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

By:	/S/ EMMANUEL T. HERNANDEZ
Name:	Emmanuel T. Hernandez
Title:	Chief Financial Officer

Date: January 24, 2007

EXHIBITS

Exhibit Number	Description
23.1	Consent of Ernst & Young, LLP, independent auditors.

99.1	Consolidated financial statements of PowerLight Corporation as of September 30, 2006 and 2005 and December 31, 2005 and 2004, for the nine-month periods ended September 30, 2006 and 2005 and for each of the three years in the period ended December 31, 2005.

99.2	Unaudited pro forma condensed combined financial information, as of September 30, 2006.